Filed Pusuant to Rule 424(b)(2)
Registration No. 333-164007

P R O S P E C T U S     S U P P L E M E N T

(To Prospectus dated March 15, 2010)

4,250,000 Shares

Knightsbridge Tankers Limited

Common Shares

We are selling 4,250,000 common shares.

Our common shares trade on the NASDAQ Global Select Market under the symbol “VLCCF.” On September 29, 2010, the closing price of our common shares on the NASDAQ Global Select Market was $19.42 per share.

Investing in our common shares involves risks that are described in the “Risk Factors” section beginning on page S-16 of this prospectus supplement.

	Per Share	Total
Public offering price	$19.00	$80,750,000
Underwriting discount	$0.95	$4,037,500
Proceeds, before expenses, to us	$18.05	$76,712,500

The underwriters may also purchase up to an additional 637,500 common shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about October 5, 2010.

BofA Merrill Lynch

DnB NOR Markets	Nordea Markets

The date of this prospectus supplement is September 29, 2010

PROSPECTUS SUPPLEMENT

PROSPECTUS

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The NASDAQ Stock Market is deemed to be an appointed stock exchange under Bermuda law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

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We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-16 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 17, 2010.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Knightsbridge Tankers Limited and all of its subsidiaries. “Knightsbridge Tankers Limited” refers only to Knightsbridge Tankers Limited and not its subsidiaries.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are Knightsbridge Tankers Limited, a Bermuda exempted company founded in 1996. We are an international shipping company specializing in the transportation of crude oil and drybulk cargoes, and have been listed on the NASDAQ Stock Market since our initial public offering in February 1997. Our original fleet consisted of five Very Large Crude Carriers, or VLCCs. At the time of our initial public offering, these vessels were bareboat chartered to Shell International Ltd. for seven years through 2004. We have subsequently diversified our fleet through the acquisition of three Capesize drybulk carriers from Golden Ocean Group Limited, or Golden Ocean. Since the expiration of the Shell International charters, we have sold one of our original VLCCs to an unrelated third party, using a portion of the proceeds to partially fund the equity portion of two of our drybulk carriers. As described under “—Recent Developments” we have agreed to acquire an additional drybulk carrier from Golden Ocean, subject to certain conditions.

Since our initial public offering, we have employed the majority of our vessels on fixed-rate period charters to secure income and provide predictable cash flow, while selectively employing vessels in the spot market to seek to capture opportunities created when spot rates rise in the volatile charter markets. We also employ our vessels in the spot market when returns offered by new period charters are less attractive and when we expect charter rates to improve. We aim to pursue a growth strategy through further vessel acquisitions.

We currently own and operate, through our subsidiaries, a fleet of seven vessels, consisting of four VLCCs and three Capesize drybulk carriers, with a total carrying capacity of 1.71 million dwt. Three of our VLCCs and all of our Capesize drybulk carriers are employed under fixed-rate period charters. Our remaining VLCC, the Mayfair, is currently employed in the spot market and is scheduled to commence employment under a five-year bareboat charter in October 2010. As of September 27, 2010, approximately 97% of our fleet’s anticipated total operating days in 2010 are covered under fixed-rate period charters, assuming that the bareboat charter for the Mayfair commences in October 2010. Furthermore, as of September 27, 2010, the vessels in our fleet have an average age of approximately nine years and, including the five-year bareboat charter term of the Mayfair scheduled to commence in October 2010, an average remaining charter term of approximately 33 months.

Our tankers and drybulk carriers are managed by ICB Shipping (Bermuda) Limited, or the General Manager, a wholly-owned subsidiary of Frontline Ltd., or Frontline, a Bermuda based shipping company whose shares are listed on the New York Stock Exchange (NYSE: FRO), the Oslo Stock Exchange and the London Stock Exchange, and by Golden Ocean Management (Bermuda) Ltd., or the Drybulk Commercial Manager, a

wholly-owned subsidiary of Golden Ocean, a Bermuda based drybulk shipping company whose shares are listed on the Oslo Stock Exchange (OSLO:GOGL) and the Singapore Stock Exchange. In addition, our General Manager provides us with general administrative and technical services. We believe we benefit from Frontline’s and Golden Ocean’s expertise, relationships and reputation in operating our fleet and pursuing growth opportunities.

Our Fleet

We operate a diversified fleet in order to capitalize on opportunities in both the drybulk and tanker markets. Our fleet is currently comprised of the following vessels:

Vessel Name	Vessel Type	Year Built	Deadweight	Employment	Gross Charter Rate (1)	Expiration Date	Sister Ships
			(in metric tons)
Tankers
Titan Venus (ex-Camden)	VLCC	1995	298,000	Bareboat Charter	$32,000 (2)	October 2012	A
Mayfair	VLCC	1995	298,000	Spot	—	—	A
				Bareboat Charter beginning October 2010	$32,000 (3)	October 2015
Hampstead	VLCC	1996	298,000	Time Charter	$37,750 plus profit share (4)	May 2012	A
Kensington	VLCC	1995	298,000	Time Charter	$37,750 plus profit share (4)	May 2011	A

Drybulk Carriers
Battersea	Capesize	2009	170,500	Time Charter	$40,000	August 2014	B
Belgravia	Capesize	2009	170,500	Time Charter	$52,670	October 2014	B
Golden Future	Capesize	2010	176,000	Time Charter	$31,500	January 2013	C

Drybulk Carrier to be Acquired
Golden Zhejiang (5)	Capesize	2010	176,000	Time Charter	$29,900	September 2014	C

Total			1,885,000

(1)	We pay chartering commissions on our charters ranging from 1.25% to 5.00% of total charterhire.
(2)	We have entered into a 30-month bareboat charter contract for this vessel, which commenced in April 2010, at a rate which we deem to correspond to a daily time charter equivalent, or TCE, rate of approximately $32,000. The charterer has the option to extend the charter for an additional 30 months. Daily TCE rate is calculated by adding estimated drydocking costs and operating expenses to the bareboat charter rate.
(3)	We have entered into a five-year bareboat charter contract for this vessel, which is scheduled to commence in October 2010, at a rate which we deem to correspond to a daily TCE rate of approximately $32,000.
(4)	Profit share is calculated and settled on a quarterly basis for earnings in excess of $37,750 per vessel per day calculated by reference to an average of four indicies (TD1, TD2, TD3 and TD4) published by the Baltic Exchange.
(5)	We have agreed to acquire this vessel from Golden Ocean with a time charter agreement that will be transferred to us, for a minimum of 48 months and a maximum of 51 months, at the charterer’s option (in each case plus or minus 15 days), which commenced from the date of delivery of the vessel from the shipyard in September 2010. Our agreement to acquire this vessel is subject to certain conditions. Please see “—Recent Developments.”

Market Opportunity

We believe that the recent financial crisis and developments in the seaborne transportation industry, particularly in the drybulk and tanker sectors, will create future opportunities to acquire vessels at attractive prices and employ them in a manner that will provide attractive returns on capital.

When market conditions, price and terms are acceptable, we intend to expand our fleet. We intend to finance future vessel acquisitions with a portion of the net proceeds of this offering and available borrowings under our proposed new $175.0 million senior secured credit facility, for which we have obtained a commitment letter from Nordea Bank Norge ASA, or Nordea. See “Credit Facilities.”

Our Business Strategies

Our primary business objective is to manage and grow our fleet in a manner that increases cash flow and dividends per share. To accomplish this objective, we intend to:

Expand our fleet through accretive acquisitions. We intend to grow our fleet through timely and selective acquisitions of drybulk and tanker vessels that we believe will result in attractive long-term returns on invested capital and increased cash flow and dividends per share. We may acquire vessels through straight purchases, sale and leaseback transactions and/or newbuilding contracts. We have previously acquired from Golden Ocean two newbuilding Capesize drybulk carriers, which were delivered to us from the shipyard in August and October 2009, and one 2010-built Capesize drybulk carrier which was delivered to us in July 2010. These three vessels were employed under time charters upon their delivery. In September 2010, we agreed to acquire an additional Capesize drybulk carrier from Golden Ocean for a purchase price of $65.5 million. We intend to further grow our fleet by acquiring additional vessels. These acquisitions may include both drybulk carriers and oil tankers as we will endeavor to maintain our diversified fleet profile.

Actively manage our exposure to the time and spot charter markets. Pursuant to our long-standing chartering strategy, we intend to continue chartering a portion of our vessels under fixed-rate period charters to take advantage of the stable cash flows and high utilization rates that are associated with fixed-rate employment. At the same time, we will seek to benefit from increases in charter hire rates in the volatile spot market by selectively employing our vessels upon the expiration of their existing charters, in addition to vessels we may acquire in the future, in the spot market. Currently, three of our VLCCs and all of our Capesize drybulk carriers, as well as the Capesize drybulk carrier that we have agreed to acquire from Golden Ocean, are employed under fixed-rate period charters. Our remaining VLCC, the Mayfair, is currently employed in the spot market and is scheduled to commence bareboat charter employment in October 2010. Additionally, the charters for two of our VLCCs have profit sharing components that allow us to benefit from a rising spot market while providing downside protection. As of September 27, 2010, approximately 97% of our fleet’s anticipated total operating days in 2010 are covered under fixed-rate period charters, assuming that the bareboat charter for the Mayfair commences in October 2010. We believe that our managers’ experience operating through cycles in the spot market will assist us in employing our chartering strategy, which we believe will maximize our cash flow and dividends per share.

Maintain a strong balance sheet. We believe we have a strong balance sheet based on our low level of indebtedness, supported by substantial contracted cash flows from our period charters. We intend to maintain what we believe to be a low level of indebtedness per vessel with minimal debt amortization that can be easily serviced by the revenues generated from our charters. We believe that maintaining a relatively low level of indebtedness will allow us to pay out a substantial portion of our cash flows as dividends in the future.

Provide superior customer service by maintaining high reliability, safety, environmental and quality standards. We believe that charterers seek seaborne transportation providers that have a reputation for maintaining high reliability, safety, environmental and quality standards. Our management team and board of directors are composed of experienced individuals with substantial shipping industry expertise and experience. We intend to leverage Frontline’s and Golden Ocean’s operational expertise and customer base to further expand these relationships by providing superior customer service supervised by our management and monitored by our board of directors.

Our Competitive Strengths

We believe that our current fleet deployment, our strong balance sheet, our growth strategy, and the strengths listed below will allow us to capitalize on growth opportunities in the drybulk and crude oil markets.

Significant operating experience. Our Chief Executive Officer, Ola Lorentzon, has been a member of our board of directors since our initial public offering in February 1997. Frontline, which controls our General Manager, also has a long operating history, as Frontline was founded in 1985 and has been publicly listed since 1989. Golden Ocean, which owns and controls our Drybulk Commercial Manager, is an experienced drybulk owner and manager whose current fleet of owned, managed and chartered-in vessels consists of 52 drybulk carriers. We believe we will benefit from our managers’ significant operating experience.

Relationships with Frontline and Golden Ocean. Frontline and Golden Ocean have developed extensive networks of long-standing relationships and strong reputations in the shipping industry. We believe that our relationships with Frontline and Golden Ocean significantly enhance the growth potential of our business through acquisition opportunities (from Frontline, Golden Ocean and third parties) and the pursuit of our chartering strategy. We believe that our relationships with our managers allow us to benefit from Frontline’s and Golden Ocean’s market knowledge and experience in obtaining competitive period charter and spot rates and in managing a mix of period charters and spot contracts to maximize our cash flow and dividends per share.

Diverse and high quality charterers. Our charterers have historically included Shell, Malaysia International Shipping Corporation Berhad, or MISC Berhad, the Malaysian maritime, heavy engineering and logistics service provider, and Tankers International, a major VLCC shipping pool. Our current charterers, including the charterer of the vessel we intend to acquire from Golden Ocean, include leading international shipping companies and one of the largest steel mills in China.

Targeted levels of indebtedness and access to capital. As of June 30, 2010, we had approximately $113.5 million of indebtedness and a cash balance of approximately $25.0 million, including restricted cash of $15.0 million. On an as further adjusted basis, after giving effect to this offering and the other transactions described under “Capitalization,” including the acquisition of the Golden Zhejiang and the refinancing of our existing credit facility with Nordea, or the amended Nordea credit facility, we will have approximately $40.4 million of cash (assuming no exercise by the underwriters of their overallotment option) and $158.2 million of indebtedness. Following completion of the refinancing of the amended Nordea credit facility, we expect to have an additional $75.0 million of borrowing capacity under our proposed new $175.0 million senior secured credit facility that will be available to fund future vessel acquisitions. Please see the sections of this prospectus supplement entitled “Use of Proceeds” and “Capitalization.” We believe that maintaining our targeted level of indebtedness will allow us to remain competitive in adverse market conditions and provide us with the financial flexibility to take advantage of acquisition opportunities in a timely manner.

Recent Developments

Acquisition of the Golden Future

In June 2010, we agreed to acquire the Capesize vessel the Golden Future from Golden Ocean for a purchase price of $72 million. The Golden Future was built by Zhoushan Jinhaiwan Shipyard Co., Ltd. and was completed in February 2010. The vessel is employed on a time charter with a minimum term of 35 months from February 2010 at a gross rate of $31,500 per day. We financed the vessel by issuing 1,464,515 restricted common shares and paying $47 million in cash, which we obtained from borrowings under our amended Nordea credit facility. We took delivery of the Golden Future in July 2010.

Second Quarter Dividend

On August 11, 2010, we declared a dividend of $0.50 per share in respect of the second quarter of 2010. The record date for the dividend was August 24, 2010 and the dividend was paid on September 7, 2010.

Change of Auditors

On August 19, 2010, the Company’s independent registered public accounting firm, MSPC Certified Public Accountants and Advisors, P.C., or MSPC, notified the Company that it would not stand for re-election at the Company’s Annual General Meeting of shareholders held on September 24, 2010. The reports of MSPC on the financial statements of the Company as of December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2009 and 2008, and through August 19, 2010, there were no disagreements with MSPC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of MSPC, would have caused MSPC to make reference to the matter of such disagreements in their reports. On August 20, 2010, the audit committee of the board of directors approved the engagement of PricewaterhouseCoopers AS, or PwC, as the Company’s new independent registered public accounting firm. A resolution ratifying such appointment was approved at the Annual General Meeting of shareholders held on September 24, 2010.

2010 Annual General Meeting of Shareholders

On September 24, 2010, our 2010 Annual General Meeting of Shareholders was held and resolutions for the following proposals were passed:

•	the re-election of Ola Lorentzon, Douglas C. Wolcott, David M. White and Hans Petter Aas as directors of our Company;

•	the election of Herman Billung as a director of our Company to fill an existing vacancy on our board of directors;

•	the appointment of PwC as the Company’s independent registered public accounting firm; and

•	the remuneration of our board of directors for a total amount of fees not to exceed $500,000 for the year ended December 31, 2010.

Long-Term Charter Contract

On September 17, 2010, we entered into a new bareboat charter agreement for the VLCC the Mayfair for a period of five years commencing in October 2010 at a rate which is deemed by the Company to correspond to a daily TCE rate of approximately $32,000.

Agreement to Acquire the Golden Zhejiang

On September 24, 2010, we agreed to acquire a Capesize drybulk carrier, the Golden Zhejiang, from Golden Ocean for a purchase price of $65.5 million, of which $47.0 million will be payable in cash and $18.5 million will be payable in the form of restricted common shares. We intend to finance the acquisition of the Golden Zhejiang with (i) $22.0 million of the net proceeds of this offering; (ii) $25.0 million of borrowings under the new $175.0 million senior secured credit facility, for which we have obtained a commitment letter from Nordea; and (iii) the issuance to Golden Ocean of 973,684 restricted common shares with an aggregate value of $18.5 million.

Following the completion of this offering and our acquisition of the Golden Zhejiang, Golden Ocean is expected to own 10.2% of our common shares, or 10.0% if the underwriters exercise their overallotment option in full.

The Golden Zhejiang was built by Zhoushan Jinhaiwan Shipyard Co., Ltd. and was completed in September 2010. Our agreement to acquire the Golden Zhejiang is subject to conditions, including the completion of definitive documentation and customary closing conditions, the successful completion of this offering and the refinancing of our amended Nordea credit facility with the new $175.0 million senior secured credit facility, for which we have obtained a commitment letter from Nordea. Please see “Credit Facilities.”

Amendment to Nordea Credit Facility

In July 2010, we amended our existing $60.0 million credit facility with Nordea and increased the total amount under the credit facility to $105.0 million, which we refer to as the amended Nordea credit facility, to partially finance the acquisition of the Golden Future and to cover fees and expenses related to the acquisition. We expect to refinance the amended Nordea credit facility with a new $175.0 million senior secured credit facility, for which we have obtained a commitment letter from Nordea and expect to enter into definitive documentation following the closing of this offering. Please see “Credit Facilities.”

$58.24 Million Term Loan Facility

In July 2010, we entered into a new $58.24 million term loan facility that matures in June 2015 with DnB NOR Bank ASA, or DnB NOR Bank, to refinance the outstanding balance of $56 million of debt under our $140.0 million loan facility with the Royal Bank of Scotland with respect to our vessels, the Titan Venus (ex-Camden), Kensington, Mayfair and Hampstead. Please see “Credit Facilities.”

Our Management Agreements

In August 2010, we amended our existing general management agreement with ICB Shipping (Bermuda) Limited with effect from April 1, 2010, which we refer to as our Amended General Management Agreement. The General Manager subcontracts all of the services delivered to us and our subsidiaries, including the technical management of the vessels in our fleet, to Frontline Management (Bermuda) Limited, a wholly-owned subsidiary of Frontline. Pursuant to the terms of the Amended General Management Agreement, the General Manager is entitled to a management fee of $2.3 million per annum from January 1, 2010, which is subject to annual adjustments, plus a commission of 1.25% on gross freight revenues from our tanker vessels, 1% of proceeds on the sale of any of our vessels, and 1% of the cost of the purchase of vessels. In addition, we, in our discretion, may award equity incentives to the General Manager based upon its performance. Such awards are subject to the approval of our board of directors. We are responsible for paying all out-of-pocket expenses incurred by the General Manager from third parties in connection with the services provided under the Amended

General Management Agreement, such as audit, legal and other professional fees, registration fees and directors’ and officers’ fees and expenses. Our board of directors believes that the terms of the Amended General Management Agreement are substantially similar to those that we might have obtained in arm’s-length negotiations in the market. We may terminate the Amended General Management Agreement subject to five business days’ prior written notice to the General Manager in the event:

•	the General Manager commits a material breach under the Amended General Management Agreement, and such breach remains unremedied for 30 days;

•	any material consent, authorization, license, approval or similar requirement for the General Manager’s activities as such is modified, terminated, revoked or expires;

•	it becomes unlawful for the General Manager to perform the services to be provided under the terms of the Amended General Management Agreement; or

•	the General Manager ceases to be a wholly-owned subsidiary of Frontline.

The General Manager may terminate the Amended General Management Agreement upon five business days’ notice in the event we commit a material breach of the terms thereof and the breach remains unremedied for 30 days. Either party may terminate the Amended General Management Agreement upon immediate written notice to the other party in the event such other party becomes subject to an insolvency event. Either party may terminate the Amended General Management Agreement upon 12 months’ prior written notice to the other party, provided that such termination by us must be approved by a resolution duly adopted by the affirmative vote of shareholders holding at least 66 2/3% of our issued and outstanding common shares. Our board of directors believes that if the Amended General Management Agreement is terminated, we will be able to obtain appropriate alternative arrangements for our management requirements. However, there can be no assurance that such alternative arrangement would not cause us to incur additional expenses.

In June 2010, we entered into a new commercial management agreement, which we refer to as the Drybulk Commercial Management Agreement, with Golden Ocean Management (Bermuda) Ltd., which is a wholly-owned subsidiary of Golden Ocean. This agreement replaces our previous commercial management agreement with a different wholly-owned subsidiary of Golden Ocean. The Drybulk Commercial Manager may subcontract some or all of the services delivered to us and our subsidiaries to its affiliates or third parties. Pursuant to the Drybulk Commercial Management Agreement, the Drybulk Commercial Manager is entitled to receive a commission of 1.25% of all gross freight earned by our drybulk carriers. In addition, we, in our discretion, may award equity incentives to the Drybulk Commercial Manager based on its performance. Such awards are subject to the approval of our board of directors. We or the Drybulk Commercial Manager may terminate the Drybulk Commercial Management Agreement subject to three months’ prior written notice to the other party.

Furthermore, we may terminate the Drybulk Commercial Management Agreement with immediate effect in the event the Drybulk Commercial Manager commits a material breach of the terms thereof and the breach remains unremedied for 14 days after written notice thereof has been provided by us to the Drybulk Commercial Manager. In addition, either party may terminate the Drybulk Commercial Management Agreement upon immediate written notice to the other party in the event that such other party becomes subject to an insolvency event. Our board of directors believes that, in the case of any termination of the Drybulk Commercial Management Agreement, we can obtain an appropriate alternative arrangements for our commercial management requirements. However, there can be no assurance that such alternative arrangements would not cause us to incur additional expenses.

Employment Agreement

On May 19, 2010, we entered into an employment agreement with our Chief Executive Officer, Mr. Ola Lorentzon. The employment agreement has a term of three years unless terminated earlier in accordance with its terms. Under the employment agreement, Mr. Lorentzon receives an annual base salary of $130,000 and is entitled to receive a discretionary bonus and additional incentive compensation as determined by our board of directors, including under our equity incentive plan (discussed below).

Under the employment agreement, Mr. Lorentzon is prohibited from participating in marine transportation business activities in direct competition with us or our operating subsidiaries during the term of the employment agreement and for 12 months following its termination. Upon termination of the employment agreement by us without cause (as defined in the employment agreement), Mr. Lorentzon will be entitled to (i) his base salary through the date of termination, (ii) a lump sum payment equal to the aggregate of his base salary plus a discretionary bonus, based on the average of his two prior years’ total compensation, or a lump sum of $130,000 if no average is available, and (iii) any amounts Mr. Lorentzon may be entitled to under the terms of the equity incentive plan.

2010 Equity Incentive Plan

We have adopted an equity incentive plan, which we refer to as the plan, under which directors, officers, employees, consultants and service providers to us and our subsidiaries and affiliates are eligible to receive options to acquire common stock, stock appreciation rights, restricted stock, restricted stock units and unrestricted common stock. We have reserved a total of 800,000 common shares for issuance under the plan, subject to adjustment for changes in capitalization as provided in the plan. The plan is administered by our board of directors or such committee of our board as may be appointed by our board to serve as plan administrator. See our Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2010 for a copy of the 2010 Equity Incentive Plan.

Industry Developments

Recent Drybulk and Tanker Industry Trends

All the information and data presented in this section, including the analysis of the drybulk and tanker sectors of the shipping industry, has been provided by Drewry Shipping Consultants, or Drewry. Drewry has advised that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (a) certain information in Drewry’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database; and (c) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Drewry’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and do not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the drybulk and tanker sectors of the shipping industry.

As of August 31, 2010, the world fleet of drybulk carriers consisted of 7,493 vessels, totaling 501 million dwt in capacity and the drybulk orderbook amounted to 3,540 vessels, totaling 307.79 million dwt, equivalent to 61% of the existing fleet. For the Capesize sector, the fleet as of August 31, 2010 consisted of 1,091 vessels, totaling 196 million dwt. The orderbook consisted of 771 vessels, totaling 149.3 million dwt, equivalent to 76% of the existing fleet. The size of the orderbook is large by any standards, but recent experience suggests that a meaningful portion is not expected to be delivered on schedule, while some of the orderbook is likely to be cancelled. In 2009, 100 Capesize drybulk carriers were delivered as opposed to the projected delivery of 167 at the beginning of the year. For 2010, the current estimate is for the delivery of 198 Capesize drybulk carriers. Additionally, 25% of the fleet is over 20 years old and over 34 million dwt are forecast to be scrapped in the period between 2010 and 2012. After declining in the second half of 2008 and into 2009, rates and vessel values have gradually improved in the drybulk sector due to renewed Chinese demand for imported drybulk raw materials. However, since May 2010, freight rates have weakened, with one year time charter rates for a Capesize bulk carrier falling from $45,500 per day in May 2010 to $37,200 per day in August 2010, although over that period secondhand values have remained firm.

The drybulk market is supported by strong demand for commodities being transported to China, in particular iron ore and coal. China’s 2010 expected demand for imported iron ore is forecast to be almost 45% higher than actual imports in 2008. Although the Baltic Drybulk Index, or BDI, was volatile during 2009 and remains below the historic highs reached in the middle of 2008, it currently is significantly above its lows from the beginning of 2009, reflecting an increase in demand for the transportation of drybulk commodities as the global economy has generally stabilized. During 2009, the BDI reached a low of 772 on January 5, 2009 and a high of 4,661 on November 19, 2009. As of September 24, 2010, the BDI was at 2,444.

As of August 31, 2010, the world fleet of oil tankers consisted of 3,381 vessels, totaling 393.5 million dwt in capacity, and the tanker orderbook amounted to 1,127 vessels, totaling 144.7 million dwt, equivalent to 36.8% of the existing fleet. The average age of the world oil tanker fleet in service at this date was approximately 10 years. For the VLCC sector, the fleet as of August 31, 2010 consisted of 570 vessels, totaling 171.1 million dwt. The orderbook consisted of 220 vessels, totaling 68.9 million dwt, equivalent to 40% of the existing fleet. In 2009, 51 VLCCs, totaling 15.7 million dwt, were delivered as opposed to the projected delivery of 68 at the beginning of the year. For 2010, the current estimate is for the delivery of 57 VLCCs and 32 have been delivered through the end of August 2010. There are 33 million dwt of single-hull vessels which are expected to be removed from the fleet by 2015. Additionally, 7% of the fleet is over 20 years old and over 43 million dwt is forecast to be scrapped between 2010 and 2012. After reaching a peak in the middle of 2008, tanker rates and asset values declined significantly in late 2008 and 2009. During the first half of 2010, tanker rates had started to rebound due to improved fundamentals. However, in the third quarter of 2010, rates have been weaker due to a seasonal downturn in demand and growth in vessel supply.

In recent years, Asia and, in particular, China has been the main generator of additional demand for oil, with this demand largely supplied from traditional sources such as the Middle East. According to EIA, China’s oil and liquid fuel demand growth is expected to be in excess of 5% per annum through 2012.

While rates in both sectors declined significantly in the early part of 2009, the timing of the decline was different. In addition, in 2009, the drybulk market staged something of a recovery in the second half of the year due to the strength in Chinese demand for imported drybulk raw materials. Rates in both the drybulk and tanker sectors have remained volatile. The graphs below compare spot rates and one year time charter rates in the tanker and drybulk sectors in the period 2000 to 2010.

VLCC Spot and One Year Time Charter Rates

(USD per day)

Source: Drewry

Capesize Spot and One Year Time Charter Rates

(USD per day)

Source: Drewry

During the recent financial downturn both sectors have been subject to different external market forces. In the tanker market, arbitrage opportunities tended to keep rates firmer and recently renewed Chinese demand for drybulk commodities helped push up drybulk carrier rates at a time when tanker rates were declining.

The recovery in freight rates in the tanker sector prior to the third quarter of 2010 was accompanied by a firming of secondhand vessel values. Typical values for five year old VLCCs have risen from $84 million at the end of 2009 to $91 million in August 2010. Over the same period, resale values of new VLCCs have risen from $98 million to $117 million. However, freight rates in the drybulk sector have softened significantly since May 2010, with one year time charter for a Capesize bulk carrier falling from $45,500 per day in May 2010 to $37,200 per day in August 2010. Nevertheless, values for five year old Capesize drybulk carriers have remained relatively constant, increasing marginally from $55 million at the end of 2009 to $56 million in August 2010. Over the same period, resale values of new Capesize drybulk carriers have declined slightly, decreasing from $73 million to $70 million.

Corporate Structure

Knightsbridge Tankers Limited was incorporated in Bermuda on September 18, 1996. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Our telephone number at that address is +1 (441) 295-6935. Our website address is www.knightsbridgetankers.com. The information on our website shall not be deemed a part of this prospectus.

The Offering

Issuer	Knightsbridge Tankers Limited

Common shares offered to the public	4,250,000 shares, 4,887,500 shares if the underwriters exercise their overallotment in full.

Common shares to be outstanding immediately after this offering	23,788,199 shares, 24,425,699 shares if the underwriters exercise their overallotment option in full. (1)

Use of proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering and underwriting discounts and commissions, will be approximately $76.2 million assuming no exercise of the overallotment option granted to the underwriters, and $87.7 million assuming full exercise of the overallotment option. The net proceeds of the offering are expected to be used to repay $28.75 million of outstanding indebtedness under our amended Nordea credit facility, to fund $22.0 million of the aggregate purchase price of the Golden Zhejiang, to fund future vessel acquisitions, for working capital and for general corporate purposes. We refer you to the section entitled “Use of Proceeds.”

Cash dividends	On August 11, 2010, we declared a cash dividend of $0.50 per common share for the quarter ended June 30, 2010, which was paid on September 7, 2010 to shareholders of record on August 24, 2010. Our policy is to declare quarterly dividends to shareholders, substantially equal to our net operating cash flow during the previous quarter after reserves as our board of directors may from time to time determine are necessary for the prudent conduct of our business. There is no guarantee that we will pay any dividends on our common shares in any quarter. For additional information, please see the section of this prospectus supplement entitled “Our Dividend Policy.”

NASDAQ Global Select Market symbol	“VLCCF”.

Risk factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on March 17, 2010, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)	The number of shares to be outstanding after this offering is based on 18,564,515 shares issued and outstanding as of September 29, 2010. The number of common shares excludes 800,000 additional common shares reserved for issuance under our 2010 Equity Incentive Plan, but includes 973,684 restricted common shares that we expect to issue to Golden Ocean as part of the purchase price of the drybulk carrier, the Golden Zhejiang, that we have agreed to acquire, subject to certain conditions. For further information, please see the section of this prospectus supplement entitled “Underwriting.”

Conflict of Interest	We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to one of the underwriters who is a lender under our amended $105.0 million term loan facility, of which $103.75 million is outstanding. See “Use of Proceeds.” Because this offering is being made in compliance with the requirements of Conduct Rule 2720 of the Financial Industry Regulatory Authority, Inc., or FINRA, a qualified independent underwriter is not required.

Summary Financial Information

	Fiscal year ended December 31,					Six Months Ended June 30, (unaudited)
	2009	2008	2007	2006	2005	2009	2010
(in thousands of $, except shares, per share data and ratios)
Statement of Operations Data:
Total operating revenues	67,339	82,914	88,160	105,728	100,179	29,708	50,527
Total operating expenses	43,583	33,796	46,913	54,463	51,778	19,412	25,174
Net operating income	23,756	49,118	90,366	51,265	48,401	10,296	25,353
Net income	21,680	48,054	84,836	45,717	43,967	9,590	23,681
Earnings per common share - basic and diluted	1.27	2.81	4.96	2.67	2.57	0.56	1.39
Cash dividend declared per share	0.25	2.75	2.50	3.60	4.55	—	0.70

Balance Sheet Data (at end of year):
Cash and cash equivalents	7,964	77,998	82,143	8,538	12,634	36,691	9,960
Restricted cash	10,000	10,000	10,000	10,000	10,000	10,000	15,000
Newbuildings	—	51,305	33,459	—	—	117,376	—
Vessels, net	344,399	187,360	201,072	267,949	285,070	180,579	335,492
Total assets	374,946	331,685	342,166	301,499	323,159	349,124	372,783
Current portion of long-term debt	13,960	42,560	8,960	11,211	11,200	42,560	7,600
Long-term debt	106,520	60,480	103,040	98,000	109,200	56,000	105,900
Share capital	171	171	171	171	171	171	171
Stockholders’ equity	239,710	222,305	221,276	179,190	195,033	227,620	251,421
Common shares outstanding	17,100,000	17,100,000	17,100,000	17,100,000	17,100,000	17,100,000	17,100,000

Other Financial Data:
Equity to assets ratio (1)	63.9%	67.0%	64.7%	59.4%	60.4%	65.2%	67.4%
Debt to equity ratio (2)	50.3%	46.4%	50.6%	60.9%	61.7%	43.3%	45.1%
Time charter equivalent revenue (3)	58,751	78,902	75,288	85,713	83,720	26,305	44,380

(1)	Equity to assets ratio is calculated as total stockholders’ equity divided by total assets.
(2)	Debt to equity ratio is calculated as total interest bearing current and long-term liabilities, including obligations under capital leases, divided by stockholders’ equity.
(3)	A reconciliation of time charter equivalent revenues to total operating revenues as reflected in the consolidated statements of operation is as follows:

	Fiscal year ended December 31,					Six Months Ended June 30, (unaudited)
	2009	2008	2007	2006	2005	2009	2010
(in thousands of $)
Total operating revenues	67,339	82,914	88,160	105,728	100,179	29,708	50,527
Less: Voyage expense	(8,588)	(4,012)	(12,872)	(20,015)	(16,459)	(3,403)	(6,147)
Time charter equivalent revenue	58,751	78,902	75,288	85,713	83,720	26,305	44,380

Our vessels may operate under time charters, bareboat charters, voyage charters, pool arrangements and contracts of affreightment, or COAs. Under a time charter, the charterer pays substantially all of the vessel voyage costs, which are primarily fuel and port charges. Under a bareboat charter, the charterer pays substantially all of the vessel voyage and operating costs. Under a voyage charter, the vessel owner pays such costs. Under contracts of affreightment, the owner carries an agreed upon quantity of cargo over a specified route and time period. In order to compare vessels trading under different types of charters, it is standard industry practice to measure the revenue performance of a vessel in terms of TCE revenue. Total TCE revenue is the sum of time charter, voyage charter and bareboat charter revenues, less voyage expenses. We believe that total TCE revenue, which is not covered by U.S. generally accepted accounting principles, or GAAP, provides more meaningful information to us than total operating revenues, the most directly comparable GAAP measure. Average daily TCEs are also widely used by investors and analysts in the shipping industry for comparing financial performance between companies and to industry averages. Other companies may calculate TCE using a different method.

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on March 17, 2010, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks related to our Company

One of our directors is affiliated with Golden Ocean, which could result in conflicts of interest that may not be resolved in our favor.

At our 2010 Annual General Meeting of Shareholders, held on September 24, 2010, our shareholders elected Mr. Herman Billung as a member of our board of directors. Mr. Billung also serves as the Chief Executive Officer of Golden Ocean Management AS, a wholly-owned subsidiary of Golden Ocean. Another subsidiary of Golden Ocean provides commercial management services for our drybulk carriers. We have also previously purchased vessels from Golden Ocean and have entered into an agreement to acquire another vessel from Golden Ocean. To the extent that we do business with Golden Ocean or Golden Ocean competes with us for business opportunities, prospects or financial resources, or participates in ventures in which we may participate, Mr. Billung may face actual or apparent conflicts of interest in connection with decisions that could have different implications for us and Golden Ocean. These decisions may relate to corporate opportunities, corporate strategies, potential acquisitions of businesses, intercompany agreements, competition, the issuance or disposition of securities, the election of new or additional directors and other matters. Such potential conflicts may delay or limit the opportunities available to us, and it is possible that conflicts may be resolved in a manner adverse to us.

We cannot assure you that we will complete the acquisition of the Golden Zhejiang and we may use the proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds of this offering to repay approximately $28.75 million of indebtedness under our amended Nordea credit facility and to fund a portion of the purchase price of the Golden Zhejiang. However, our agreement to acquire the Golden Zhejiang is subject to important conditions, including the completion of definitive documentation and customary closing conditions, the successful completion of this offering and the refinancing of our amended Nordea credit facility with the new $175.0 million senior secured credit facility for which we have obtained a commitment letter from Nordea. If we do not acquire the Golden Zhejiang, we may use the proceeds of this offering for purposes with which you do not agree.

We cannot assure you that we will enter into the new $175.0 million senior secured credit facility or, that if we do so, that we will be able to borrow all or any of the amounts committed thereunder.

We have entered into a commitment letter with Nordea for the new $175.0 million senior secured credit facility; however, we do not expect to enter into definitive documentation for this new credit facility prior to the closing of this offering. The commitment to enter into the new $175.0 million senior secured credit facility is subject to customary closing conditions and the successful completion of this offering. Accordingly, we cannot assure you that we will be successful in entering into the new $175.0 million senior secured credit facility. In addition, even if we enter into this agreement, borrowings under such agreement will be subject to certain customary conditions, financial covenants and undertakings to be specified in the definitive documentation for these agreements. We cannot assure you that we will be able to satisfy such conditions or be able to borrow all or any of the amounts committed under the new $175.0 million senior secured credit facility. If we do not enter into this agreement or are unable to borrow the amounts committed thereunder, we will be unable to complete the acquisition of the Golden Zhejiang and our ability to execute our growth strategy may be materially adversely affected.

United States tax authorities could treat the Company as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Prior to its 2004 taxable year, the Company was treated as a PFIC. As a result of a change in its operations, the Company should not be a PFIC with respect to any taxable year beginning with its 2004 taxable year. In the opinion of Seward & Kissel LLP, based upon the Company’s operations as described herein, its income from time charters should not be treated as passive income for purposes of determining whether it is a passive foreign investment company. Accordingly, the Company’s income from its time chartering activities should not constitute “passive income,” and the assets that the Company owns and operates in connection with the production of that income should not constitute passive assets.

There is substantial legal authority supporting this position consisting of case law and United States Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also a recent United States Court of Appeals decision which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that the Company is a PFIC. Moreover, no assurance can be given that the Company would not constitute a PFIC for any future taxable year if the nature and extent of the Company’s operations changed.

If the IRS were to find that the Company is a PFIC for any taxable year, United States shareholders of the Company who held shares during such taxable year would face adverse United States federal income tax consequences and certain information reporting obligations. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Tax Considerations—United States Federal Income Tax Considerations—United States Federal Income Taxation of United States Holders”), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the common shares. See “Tax Considerations—United States Federal Income Taxation—United States Federal Income Taxation of United States Holders” for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if the Company is treated as a PFIC.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

Risks related to our Common Stock

Future sales of our common stock could cause the market price of our common stock to decline.

Following the completion of this offering, Golden Ocean is expected to own 2,438,199, or 10.2%, assuming the underwriters do not exercise their overallotment option, of our common shares, which includes 973,684 restricted common shares that we expect to issue Golden Ocean as part of the purchase price of the drybulk carrier, the Golden Zhejiang, which we have agreed to acquire from Golden Ocean. These common shares may be resold subject to the holding period, volume, manner of sale and notice requirements of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Sales or the possibility of sales of substantial amounts of our common shares by Golden Ocean in the public markets could adversely affect the market price of our common shares.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering and underwriting discounts and commissions, will be approximately $76.2 million assuming no exercise of the overallotment option granted to the underwriters, and $87.7 million assuming full exercise of the overallotment option. The net proceeds of the offering are expected to be used (i) to repay $28.75 million of outstanding indebtedness under the amended Nordea credit facility; (ii) to fund $22.0 million of the aggregate purchase price of the Capesize drybulk carrier the Golden Zhejiang; (iii) to fund future vessel acquisitions; (iv) for working capital; and (v) for general corporate purposes.

We intend to finance the acquisition of the Golden Zhejiang with (i) $22.0 million of the net proceeds of this offering; (ii) the borrowing of $25.0 million under the new $175.0 million senior secured credit facility, for which we have obtained a commitment letter from Nordea; and (iii) the issuance to Golden Ocean of 973,684 restricted common shares with an aggregate value of $18.5 million.

As of September 29, 2010, we had $103.75 million outstanding under the amended Nordea credit facility related to the vessels the Battersea, Belgravia and Golden Future. Borrowings under the amended Nordea credit facility bear interest at LIBOR plus an applicable margin and the tranches with respect to the Battersea and Belgravia are each repayable in consecutive quarterly installments of $625,000 plus a balloon payment payable in August 2013. We intend to use the proceeds of this offering to repay $28.75 million under the amended Nordea credit facility, which includes $22.5 million with respect to the tranche for the Golden Future and $6.25 million with respect to the tranches for the Belgravia and Battersea. We intend to refinance the remainder of the amended Nordea credit facility with our new $175.0 million senior secured credit facility, for which we have obtained a commitment letter form Nordea. Please see the section of this prospectus supplement titled “Credit Facilities.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010, on a historical basis and as adjusted to give effect to:

•

the acquisition of the Capesize drybulk carrier the Golden Future, which was financed with borrowings of $47.5 million under our amended Nordea credit facility on July 2, 2010, and the issuance of 1,464,515 restricted common shares to Golden Ocean with a value of $25 million based on the average closing price of our common shares in the ten trading days prior to June 14, 2010;

•	the payment made on September 7, 2010 of a dividend of $0.50 per common share, or $9.3 million, in respect of the second quarter of 2010;

•	the refinancing of our credit facility with Royal Bank of Scotland with borrowings of $58.24 million under our new $58.24 million credit facility with DnB NOR Bank; and

•	the repayment of $1.3 million on July 26, 2010 of indebtedness under our amended Nordea credit facility;

and as further adjusted to give effect to:

•	this offering;

•

the acquisition of the Capesize drybulk carrier the Golden Zhejiang, which will be financed with (i) borrowings of $25.0 million under the new $175.0 million senior secured credit facility with Nordea, for which we have obtained a commitment letter, (ii) $22.0 million from the proceeds of this offering, and (iii) the issuance to Golden Ocean of 973,684 restricted common shares with a value of $18.5 million; and

•

the refinancing of our amended Nordea credit facility with (i) borrowings of $75.0 million under the new $175.0 million senior secured credit facility, for which we have obtained a commitment letter, and (ii) $28.75 million from the proceeds of this offering.

There have been no significant adjustments to our capitalization since June 30, 2010, as so adjusted. You should read the adjusted capitalization table information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” and our financial statements and related notes incorporated by reference in this prospectus.

	June 30, 2010
Amounts in USD 000s	Actual	As Adjusted	As Further Adjusted
Debt:
Credit facility – Royal Bank of Scotland	$56,000	$—	$—
Credit facility – DnB NOR Bank	—	58,240	58,240
Credit facility – Nordea Bank	57,500	103,750	—
New credit facility – Nordea Bank	—	—	100,000

Total debt	113,500	161,990	158,240

Shareholders’ equity
Common shares, $0.01 par value, outstanding actual (17,100,000 shares) and as adjusted (18,564,515 shares) and as further adjusted (23,788,199)(1)(2)	171	186	238
Additional paid in capital(2)	179,019	204,004	298,664
Retained earnings	72,231	62,949	62,949

Total shareholders’ equity	251,421	267,139	361,851

Total capitalization	$364,921	$429,129	$520,091

(1)	Common shares and Additional paid-in capital excludes (i) the underwriters option to purchase up to 637,500 additional shares to cover any overallotments, and (ii) 800,000 common shares reserved for issuance under our 2010 Equity Incentive Plan.

(2)	Additional paid-in capital, as further adjusted, has been reduced by estimated fees and expenses of approximately $500,000 relating to this offering.

OUR DIVIDEND POLICY

Our Dividend Policy

As of the fourth quarter of 2009, our board of directors has resumed the declaration of a dividend. We declared a cash dividend of $0.30 per common share for the quarter ended December 31, 2009, a cash dividend of $0.40 per common share for the quarter ended March 31, 2010, and a cash dividend of $0.50 per common share for the quarter ended June 30, 2010.

Our dividend policy is to declare quarterly dividends to shareholders, substantially equal to net cash flow in the reporting quarter less reserves that our board of directors may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance our future vessel acquisitions not from our cash flow from operations, but from external sources, such as by undertaking equity offerings, incurring additional indebtedness in line with our current low-leverage capital structure and utilizing the proceeds from the sale of our vessels.

There is no guarantee that our shareholders will receive quarterly dividends from us. Our dividend policy may be changed at any time at the sole discretion of our board of directors, who will take into account, among other things, our contingent liabilities, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of dividends, if any, that we may pay.

We are also subject to restrictions on payment of dividends contained in our credit facilities. Under the terms of our amended Nordea credit facility, we are required to obtain the prior written consent of Nordea before we may pay any dividend or make any distributions to our shareholders. We expect that under the new $175 million senior secured credit facility that we intend to enter into following the completion of this offering, we will not be permitted to pay dividends if we are not in compliance with our loan covenants. Our ability to make distributions to shareholders will also depend upon the performance of our current and future wholly-owned subsidiaries through which we will own and operate vessels, which are our principal cash-generating assets, and their ability to distribute funds to us. The ability of our vessel owning or other subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable corporate or limited liability company laws and other laws and regulations.

In 2010, 2009, 2008 and 2007, we paid the following dividends to shareholders.

Record Date	Payment Date	Amount Per Share
2010
August 24, 2010	September 7, 2010	$0.50
May 21, 2010	June 7, 2010	$0.40
February 19, 2010	March 4, 2010	$0.30

2009
February 18, 2009	March 2, 2009	$0.25

2008
November 17, 2008	December 1, 2008	$0.50
August 22, 2008	September 9, 2008	$0.75
May 27, 2008	June 9, 2008	$0.75
February 26, 2008	March 7, 2008	$0.75

2007
November 23, 2007	December 7, 2007	$0.50
August 23, 2007	September 7, 2007	$0.60
May 26, 2007	June 11, 2007	$0.60
February 26, 2007	March 9, 2007	$0.80

CREDIT FACILITIES

Amendment to Nordea Credit Facility

In July 2010, we amended our existing $60.0 million credit facility with Nordea and increased the total amount under the credit facility to $105.0 million to partially finance our acquisition of the Golden Future. The amended Nordea credit facility consists of three tranches of $28.75 million, $28.75 million and $47.5 million. As of the date of this prospectus supplement, we drew down the full amount of borrowings under the amended Nordea credit facility and the outstanding balance on the loan was approximately $103.75 million.

Borrowings under the amended Nordea credit facility bear interest at LIBOR plus an applicable margin and the tranches with respect to the Battersea and Belgravia are each repayable in consecutive quarterly installments of $625,000 plus a balloon payment payable in August 2013. We intend to use the proceeds of this offering to repay $28.75 million under the amended Nordea credit facility, which includes $22.5 million with respect to the tranche for the Golden Future and $6.25 million with respect to the tranches for the Belgravia and Battersea. We intend to refinance the remainder of the amended Nordea credit facility with our new $175.0 million senior secured credit facility, for which we have obtained a commitment letter from Nordea.

The amended Nordea credit facility is collateralized by, among other things: (i) a first priority mortgage over each of our drybulk carriers; (ii) a first priority assignment of the charter, earnings and insurances for each of the mortgaged vessels; (iii) a first priority pledge over the earnings and operating accounts of the mortgaged vessels; and (iv) a first priority pledge over the shares of each of our subsidiaries owning the mortgaged vessels.

The amended Nordea credit facility contains certain financial covenants and undertakings that require, among other things: (i) that we maintain a minimum of freely available cash; (ii) that we maintain a minimum positive working capital; (iii) that we maintain a minimum value adjusted equity; and (iv) that the fair market value of the mortgaged vessels be at least 140% of the outstanding principal amount under the amended Nordea credit facility.

$58.24 Million Term Loan Facility

In July 2010, we entered into a new term loan facility with DnB NOR Bank in the amount of $58.24 million that matures in June 2015. This new term loan facility consists of four equal tranches of $14.56 million. We drew down the entire amount of this term loan facility partly to refinance the outstanding balance of $56.0 million of debt under our $140.0 million loan facility with the Royal Bank of Scotland with respect to our vessels, the Titan Venus (ex-Camden), Kensington, Mayfair and Hampstead. As of the date of this prospectus supplement, the outstanding balance on the loan was approximately $58.24 million.

Borrowings under this term loan facility bear interest at LIBOR plus an applicable margin and the loan is repayable in consecutive quarterly installments of $900,000 plus a balloon payment payable on the final maturity date.

This new term loan is collateralized by, among other things: (i) a first priority mortgage over each of our VLCCs; (ii) a first priority assignment over the earnings and insurances for each of the mortgaged vessels; (iii) a first priority pledge over the earnings and operating accounts of each of our subsidiaries owning the mortgaged vessels; (iv) a first priority pledge over the shares of each of our subsidiaries owning the mortgaged vessels; and (v) a corporate guarantee made by us.

The new term loan contains certain financial covenants and undertakings that require, among other things: (i) that we maintain a minimum of freely available cash; (ii) that we maintain a minimum positive working capital; (iii) that we maintain a minimum value adjusted equity; and (iv) that the fair market value of the mortgaged vessels be at least 150% of the outstanding principal amount under this new term loan facility.

Proposed New $175.0 Million Senior Secured Credit Facility

In May 2010, we entered into a commitment letter with Nordea for a new $175.0 million senior secured credit facility maturing in May 2015 consisting of a term loan in the amount of $100.0 million and a revolving credit facility in the amount of $75.0 million. We expect to enter into this new senior secured credit facility following the closing of this offering. We intend to use $75.0 million in borrowings available under the term loan to refinance $75.0 million of debt under our amended Nordea credit facility and intend to use the remaining $25.0 million in borrowings under the term loan to partially finance the acquisition costs of the Golden Zhejiang, which we have agreed to acquire, and to finance future vessel acquisitions. We expect that borrowings under this new credit facility will bear interest at LIBOR plus an applicable margin, and will be repayable in a single balloon payment on the final maturity date.

We expect that this new credit facility will be collateralized by, among other things: (i) a first priority mortgage over each of our drybulk carriers; (ii) a first priority assignment of the earnings and insurances for each of the mortgaged vessels; (iii) a first priority assignment of the charters on each of the mortgaged vessels; (iv) a first priority pledge of the earnings accounts of each of our subsidiaries owning the mortgaged vessels; (v) a first priority pledge over the shares of each of our subsidiaries owning the mortgaged vessels; and (vi) a corporate guarantee made by us.

We expect that this new term loan facility will contain certain financial covenants and undertakings that require, among other things: (i) that we maintain a minimum positive working capital; (ii) that we maintain a minimum of freely available cash; (iii) that we maintain a minimum value adjusted equity; and (iv) that the fair market value of the mortgaged vessels be at least 140% of the loans outstanding under this new credit facility.

SHARE HISTORY AND MARKETS

The primary trading market for our common shares is the NASDAQ Global Select Market, which was previously named the NASDAQ National Market, on which our common shares have traded since February 12, 1997.

The following table sets forth the high and low market prices for shares of our common stock as reported by the NASDAQ Global Select Market.

The year ended:	HIGH	LOW
2005	$47.50	$23.76

2006	$31.45	$20.00

2007	$34.00	$23.01

2008	$35.00	$10.01

2009	$17.16	$11.00

For the quarter ended:	HIGH	LOW
March 31, 2008	$28.79	$20.25

June 30, 2008	$35.00	$26.00

September 30, 2008	$33.83	$23.30

December 31, 2008	$26.47	$10.01

March 31, 2009	$17.16	$11.00

June 30, 2009	$16.95	$12.34

September 30, 2009	$16.20	$12.70

December 31, 2009	$13.72	$12.06

March 31, 2010	$17.45	$13.36

June 30, 2010	$19.86	$14.66

The high and low market prices for our common shares by month since March 2010 have been as follows:

For the month:	HIGH	LOW

March 2010	$17.45	$15.30

April 2010	$19.48	$16.53

May 2010	$19.86	$14.66

June 2010	$19.25	$15.86

July 2010	$19.86	$16.82

August 2010	$19.40	$16.82

September 2010 (through September 29, 2010)	$22.18	$17.63

On September 29, 2010, the closing sale price of our common shares on the NASDAQ Global Select Market was $19.42 per share.

ENVIRONMENTAL AND OTHER REGULATIONS

Government regulations and laws significantly affect the ownership and operation of our vessels. We are subject to international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered and compliance with such laws, regulations and other requirements may entail significant expense.

Our vessels are subject to both scheduled and unscheduled inspections by a variety of government, quasi-governmental and private organizations including the local port authorities, national authorities, harbor masters or equivalent, classification societies, flag state administrations (countries of registry) and charterers. Our failure to maintain permits, licenses, certificates or other approvals required by some of these entities could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

We believe that the heightened levels of environmental and quality concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards.

We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, additional legislation or regulation applicable to the operation of our vessels that may be implemented in the future for example, as a result of the recent BP Deepwater Horizon oil spill in the Gulf of Mexico, could negatively affect our profitability.

International Maritime Organization

The International Maritime Organization, or the IMO, the United Nations agency for maritime safety and the prevention of pollution by ships, has adopted several international conventions that regulate the international shipping industry, including the International Convention on Civil Liability for Oil Pollution Damage, the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention for the Prevention of Pollution from Ships, or the MARPOL Convention. The MARPOL Convention establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged form.

In September 1997, the IMO adopted Annex VI to MARPOL to address air pollution from ships. Annex VI came into force on May 19, 2005. It sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Annex VI has been ratified by some, but not all IMO member states. In October 2008, the Marine Environment Protection Committee, or MEPC, of the IMO approved amendments to Annex VI regarding particulate matter, nitrogen oxide and sulfur oxide emissions standards. These amendments entered into force in July 2010. They seek to reduce air pollution from vessels by establishing a series of progressive standards to further limit the sulfur content in fuel oil, which would be phased in by 2020, and by establishing new tiers of nitrogen oxide emission standards for new marine diesel engines, depending on their date of installation. Additionally, more stringent emission standards could apply in coastal areas designated as Emission Control Areas, or ECAs. Please see “United States—the U.S. Clean Air Act” below for information on the ECA designated in North America and the Hawaiian Islands. We have obtained International Air Pollution Prevention certificates evidencing compliance with Annex VI requirements for all of our vessels.

Although the United States is not a party, many countries have ratified the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or the CLC. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject under certain circumstances to certain defenses and limitations. Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The IMO also has adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel and requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime.

The operation of our vessels is also affected by the requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO under the International Convention for the Safety of Life at Sea, or SOLAS. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We intend to rely upon the safety management system that our appointed ship managers have developed.

Noncompliance with the ISM Code or with other IMO regulations may subject a shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports including United States and European Union ports.

United States

The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990, or OPA, is an extensive regulatory and liability regime for environmental protection and cleanup of oil spills. OPA affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, imposes liability for cleanup and natural resource damage from the release of hazardous substances (other than oil) whether on land or at sea. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners, operators and bareboat charterers are responsible parties who are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from oil spills from their vessels. OPA limits the liability of responsible parties with respect to tankers over 3,000 gross tons to the greater of $3,200 per gross tons or $23,496,000 per single hull tanker, and $2,000 per gross ton or $17,088,000 per double hull tanker, respectively, and permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $0.5 million for any other vessel.

These limits of liability do not apply, however, where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party’s gross negligence or willful misconduct. These limits also do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. We believe that we are in substantial compliance with OPA, CERCLA and all applicable state regulations in the ports where our vessels call.

OPA also requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under the act. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance or guaranty. Under OPA regulations, an owner or operator of more than one tanker is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the tanker having the greatest maximum strict liability under OPA and CERCLA. We have provided such evidence and received certificates of financial responsibility from the U.S. Coast Guard for each of our vessels required to have one.

OPA specifically permits individual U.S. coastal states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills.

The U.S. Clean Water Act

The U.S. Clean Water Act of 1972, or CWA, prohibits the discharge of oil, hazardous substances, and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, most U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The United States Environmental Protection Agency, or EPA, has enacted rules requiring a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP. To be covered by the VGP, owners of certain vessels must submit a Notice of Intent, or NOI, at least 30 days before the vessel operates in United States waters. Compliance with the VGP could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other disposal arrangements, and/or otherwise restrict our vessels from entering United States waters. In addition, certain states have enacted more stringent discharge standards as conditions to their required certification of the VGP. We have submitted NOIs for our vessels where required and do not believe that the costs associated with obtaining and complying with the VGP will have a material impact on our operations.

The U.S. Clean Air Act

The U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas and emission standards for so-called “Category 3” marine diesel engines operating in U.S. waters. The marine diesel engine emission standards are currently limited to new engines beginning with the 2004 model year. On

December 22, 2009, the EPA announced final emission standards for Category 3 marine diesel engines equivalent to those adopted in the amendments to Annex VI to MARPOL. The emission standards apply in two stages: near-term standards for newly-built engines will apply from 2011, and long-term standards requiring an 80% reduction in nitrogen dioxides (NOx) will apply from 2016. Compliance with these standards may cause us to incur costs to install control equipment on our vessels.

The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements. Vessels sailing within 24 miles of the California coastline whose itineraries call for them to enter any California ports, terminal facilities, or internal or estuarine waters must use marine gas oil at or below 1.5% sulfur and marine diesel oil at or below 0.5% sulfur and, effective January 1, 2012, marine fuels with a sulfur content at or below 0.1% (1,000 ppm) sulfur.

The MEPC has designated the area extending 200 miles from the territorial sea baseline adjacent to the Atlantic/Gulf and Pacific coasts and the eight main Hawaiian Islands as an ECA under the Annex VI amendments. The new ECA will enter into force in August 2012, whereupon fuel used by all vessels operating in the ECA cannot exceed 1.0% sulfur, dropping to 0.1% sulfur in 2015. From 2016, NOx after-treatment requirements will also apply. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

European Union

The European Union has adopted legislation that would: (1) ban manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six month period) from European waters and create an obligation of port states to inspect vessels posing a high risk to maritime safety or the marine environment; and (2) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies. In addition, European Union regulations enacted in 2003 now prohibit all single hull tankers from entering into its ports or offshore terminals.

The sinking of the oil tanker Prestige in 2002 has led to the adoption of other environmental regulations by certain European Union Member States. It is difficult to predict what legislation or additional regulations, if any, may be promulgated by the European Union in the future.

Other Environmental Initiatives

U.S. Coast Guard regulations adopted and proposed for adoption under the U.S. National Invasive Species Act, or NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, which could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or otherwise restrict our vessels from entering U.S. waters.

At the international level, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention. The Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. As of April 30, 2010 the BWM Convention has been adopted by 24 states, representing 23.29% of world tonnage.

If mid-ocean ballast exchange is made mandatory throughout the United States or at the international level, or if ballast water treatment requirements or options are instituted, the cost of compliance could increase for ocean carriers. Although we do not believe that the costs of compliance with a mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on our operations.

Greenhouse Gas Regulation

The IMO is evaluating mandatory measures to reduce greenhouse gas emissions from international shipping, which may include market-based instruments or a carbon tax. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessel. In the United States, the EPA has issued a proposed finding that greenhouse gases threaten the public health and safety. In addition, climate change initiatives are being considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

TAX CONSIDERATIONS

The following is a discussion of the material Bermuda, Liberian, and United States federal income tax considerations relevant to an investment decision by a United States Holder and a Non-United States Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company’s common stock, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Any material tax considerations relevant to an investment decision by a United States Holder or Non-United States Holder, each as defined below, with respect to securities registered under this registration statement other than the common stock, will be described in a prospectus supplement issued in connection with the offering of such securities.

Bermuda Taxation

Bermuda currently imposes no tax (including a tax in the nature of an income, estate duty, inheritance, capital transfer or withholding tax) on profits, income, capital gains or appreciations derived by, or dividends or other distributions paid to U.S. Shareholders of Ordinary Shares. Bermuda has undertaken not to impose any such Bermuda taxes on U.S. Shareholders of Ordinary Shares prior to the year 2016 except in so far as such tax applies to persons ordinarily resident in Bermuda. The Company is not eligible for the benefits of any tax treaty between the United States and Bermuda.

Liberian Taxation

The Republic of Liberia enacted a new income tax act effective as of January 1, 2001, or the New Act. In contrast to the income tax law previously in effect since 1977, or the Prior Law, which the New Act repealed in its entirety, the New Act does not distinguish between the taxation of a non-resident Liberian corporation, such as the Company’s Liberian subsidiaries, which conduct no business in Liberia and were wholly exempted from tax under the Prior Law, and the taxation of ordinary resident Liberian corporations.

In 2004, the Liberian Ministry of Finance issued regulations pursuant to which a non-resident domestic corporation engaged in international shipping, such as the Company’s Liberian subsidiaries, will not be subject to tax under the New Act retroactive to January 1, 2001, or the New Regulations. In addition, the Liberian Ministry of Justice issued an opinion that the New Regulations were a valid exercise of the regulatory authority of the Ministry of Finance. Therefore, assuming that the New Regulations are valid, the Company’s Liberian subsidiaries will be wholly exempt from Liberian income tax as under the Prior Law.

If the Company’s Liberian subsidiaries were subject to Liberian income tax under the New Act, the Company’s Liberian subsidiaries would be subject to tax at a rate of 35% on their worldwide income. As a result, their, and subsequently the Company’s, net income and cash flow would be materially reduced by the amount of the applicable tax. In addition, the Company, as shareholder of the Liberian subsidiaries, would be subject to Liberian withholding tax on dividends paid by the Liberian subsidiaries at rates ranging from 15% to 20%.

In 2009, the Liberian Congress enacted the Economic Stimulus Taxation Act of 2009, which reinstates the treatment of non-resident Liberian corporations, such as our Liberian subsidiaries, under Prior Law retroactive to January 1, 2001. This legislation will become effective when it is finally published by the Liberian government.

United States Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, the Company’s United States counsel, the following are the material United States federal income tax consequences to the Company of its activities and to United States Holders and Non-United States Holders, each as defined below, of the common stock. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of the Company’s business as described in its annual report and assumes that the Company conducts its business as described therein. References in the following discussion to the “Company” are to Knightsbridge Tankers Limited and its subsidiaries on a consolidated basis.

Taxation of Operating Income: In General

The Company currently earns, and anticipates that it will continue to earn, substantially all of its income from the hiring or leasing of vessels for use on a time charter or bareboat charter basis or from the performance of services directly related to those uses, all of which we refer to as “shipping income.”

Unless exempt from United States federal income taxation under the rules of Section 883 of the Code, or Section 883, as discussed below, a foreign corporation such as the Company will be subject to United States federal income taxation on its “shipping income” that is treated as derived from sources within the United States, to which we refer as “United States source shipping income.” For tax purposes, “United States source shipping income” includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

Shipping income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, the Company is not permitted by United States law to engage in the transportation of cargoes that produces 100% United States source income.

Unless exempt from tax under Section 883, the Company’s gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 and the regulations thereunder, a foreign corporation will be exempt from United States federal income taxation on its United States source shipping income if:

(1)	it is organized in a qualified foreign country, which is one that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer as the “Country of Organization Test”; and

(2)	one of the following tests is satisfied:

(A)	more than 50% of the value of its shares is beneficially owned, directly or indirectly, by qualified shareholders, which as defined includes individuals who are “residents” of a qualified foreign country, to which we refer as the 50% Ownership Test; or

(B)	its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States, to which we refer as the “Publicly-Traded Test.”

The U.S. Treasury Department has recognized each of Bermuda, the country of incorporation of the Company, and Liberia, the country of incorporation of the Company’s vessel-owning subsidiaries, as a qualified foreign country that grants the requisite “equivalent exemption” from tax in respect of each category of shipping income the Company earns and currently expects to earn in the future. Therefore, the Company will be exempt from United States federal income taxation with respect to its United States source shipping income if it satisfies either the 50% Ownership Test or the Publicly-Traded Test.

Both before and after this offering, the Company should satisfy the Publicly-Traded Test, as discussed below. The Company does not currently anticipate a circumstance under which it would be able to satisfy the 50% Ownership Test before or after this offering.

Publicly-Traded Test

The regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Company’s common stock, which is its sole class of issued and outstanding shares, is, and will continue to be after this offering, “primarily traded” on the NASDAQ Global Select Market.

Under the regulations, the Company’s common stock will be considered to be “regularly traded” on an established securities market if one or more classes of its shares representing more than 50% of its outstanding shares, by both total combined voting power of all classes of shares entitled to vote and total value, are listed on such market, to which we refer as the “listing threshold.” Since all the Company’s common stock is listed on the NASDAQ Global Select Market, the Company should satisfy the listing threshold.

It is further required that with respect to each class of shares relied upon to meet the listing threshold, (i) such class of shares is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year; and (ii) the aggregate number of shares of such class of shares traded on such market during the taxable year is at least 10% of the average number of shares of such class of shares outstanding during such year or as appropriately adjusted in the case of a short taxable year. The Company has satisfied and anticipates that it will continue to satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with the Company’s common stock, such class of shares is traded on an established market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding shares, to which we refer as the 5 Percent Override Rule.

For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of the Company’s common stock, or 5% Shareholders, the regulations permit the Company to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission, as owning 5% or more of the Company’s common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if the Company can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of the Company’s common stock for more than half the number of days during the taxable year.

Based upon filings made with the Commission, the Company is not currently subject to the 5 Percent Override Rule. Therefore, the Company should qualify for the Publicly-Traded Test and therefore be exempt from United States federal income tax on its United States source shipping income. However, there can be no assurance that the Company will continue to satisfy the Publicly-Traded Test. For example, the Company’s shareholders could change in the future, and thus the Company could become subject to the 5 Percent Override Rule.

Taxation In Absence of Section 883 Exemption

If the benefits of Section 883 are unavailable, the Company’s United States source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, to the extent that such income is not considered to be “effectively connected” with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of the Company’s shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on the Company’s shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the Company’s United States source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States source shipping income, net of applicable deductions, would be subject to United States federal income tax, currently imposed at rates of up to 35%. In addition, the Company may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of the Company’s United States trade or business.

The Company’s United States source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	the Company has, or is considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

•

substantially all of the Company’s United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

The Company does not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company’s shipping operations and other activities, it is anticipated that none of the Company’s United States source shipping income will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

If the Company qualifies for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of its vessels, then gain from the sale of any such vessel should likewise be exempt from tax under Section 883. If, however, the Company’s shipping income from such vessels does not for whatever reason qualify for exemption under Section 883, then any gain on the sale of a vessel will be subject to United States federal income tax if such sale occurs in the United States. To the extent possible, the Company intends to structure the sales of its vessels so that the gain therefrom is not subject to United States federal income tax. However, there is no assurance the Company will be able to do so.

United States Federal Income Taxation of United States Holders

As used herein, the term “United States Holder” means a beneficial owner of common stock that is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by the Company with respect to its common stock to a United States Holder will generally constitute dividends to the extent of the Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from the Company. Dividends paid with respect to the Company’s common stock will generally be treated as “passive category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on the Company’s common stock to a United States Holder who is an individual, trust or estate, or a United States Non-Corporate Holder, will generally be treated as “qualified dividend income” that is taxable to such United States Non-Corporate Holder at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Select Market on which the Company’s common stock is traded); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, the Company has not been beginning with its 2004 taxable year, is not and does not anticipate being in the future); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There is no assurance that any dividends paid on the Company’s common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although, as described above, they should be so eligible. Legislation has been previously introduced in the United States Congress which, if enacted in its present form, would preclude the Company’s dividends from qualifying for such preferential rates prospectively from the date of enactment. Any dividends out of earnings and profits the Company pays which are not eligible for these preferential rates will be taxed as ordinary income to a United States Non-Corporate Holder. Further, in the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on January 1, 2011 or later will be taxed at ordinary graduated tax rates.

Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share—paid by the Company. If the Company pays an “extraordinary dividend” on its common stock that is treated as “qualified dividend income,” then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

Assuming the Company does not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Company’s common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are currently eligible for reduced rates of taxation. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a United States Holder that holds shares in a foreign corporation classified as a “passive foreign investment company” for United States federal income tax purposes. In general, the Company will be treated as a passive foreign investment company with respect to a United States Holder if, for any taxable year in which such holder holds the Company’s common stock, either:

•

at least 75% of the Company’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the Company’s assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether the Company is a passive foreign investment company, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which the Company owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless the Company was treated under specific rules as deriving its rental income in the active conduct of a trade or business.

In the opinion of Seward & Kissel LLP, based upon the Company’s operations as described herein, its income from time charters should not be treated as passive income for purposes of determining whether it is a passive foreign investment company. Although there is no legal authority directly on point, this opinion is based principally on the position that the gross income the Company derives from its time chartering activities should constitute services income, rather than rental income. Accordingly, such income should not constitute passive income, and the assets that the Company owns and operates in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether the Company is a passive foreign investment company. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is also a recent United States Court of Appeals decision which characterizes time charter income as rental income rather than services income for other tax purposes. Consequently, we intend to take the position that we are not now a PFIC and we have not been a PFIC beginning with our 2004 taxable year, and our counsel, Seward & Kissel LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with this position or with the opinion of Seward & Kissel LLP. Therefore, based on the Company’s current operations and future projections, the Company should not be treated as a passive foreign investment company with respect to any taxable year after the offering. However, although the Company intends to conduct its affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, the Company cannot assure you that the nature of its operations will not change in the future.

It should be noted that prior to its 2004 taxable year, the Company was treated as a PFIC. As a result in a change in its operations, the Company should not be a PFIC with respect to any taxable year beginning with its 2004 taxable year.

As discussed more fully below, if the Company were to be treated as a passive foreign investment company for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat the Company as a Qualified Electing Fund, which election we refer to as a QEF election. As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to the Company’s common stock, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year after 2010, a United States Holder would be required to file an annual report with the IRS for that year with respect to such holder’s common stock.

Taxation of United States Holders Making a Timely QEF Election

If a United States Holder makes a timely QEF election, which United States Holder we refer to as an Electing Holder, the Electing Holder must report for United States federal income tax purposes its pro rata share of the Company’s ordinary earnings and net capital gain, if any, for each taxable year of the Company for which it is a passive foreign investment company that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Company by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as “qualified dividend income.” Net capital gain inclusions of United States Non-Corporate Holders would be eligible for preferential capital gains tax rates. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that the Company incurs with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the Company’s common stock. A United States Holder would make a timely QEF election for shares of the Company by filing one copy of IRS Form 8621 with his United States federal income tax return for the first year in which he held such shares when the Company was a passive foreign investment company. If the Company were to be treated as a passive foreign investment company for any taxable year, the Company would provide each United States Holder with all necessary information in order to make the QEF election described above.

Taxation of United States Holders Making a “Mark-to-Market” Election

Alternatively, if the Company were to be treated as a passive foreign investment company for any taxable year and, as is currently the case, its shares are treated as “marketable stock,” a United States Holder would be allowed to make a “mark-to-market” election with respect to the Company’s common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Company’s common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if the Company were to be treated as a passive foreign investment company for any taxable year, a United States Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a Non-Electing Holder, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of the Company’s common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•

the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which the Company was a passive foreign investment company, would be taxed as ordinary income and would not be “qualified dividend income”; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These special rules would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of the Company’s common stock. If the Company is a passive foreign investment company and a Non-Electing Holder who is an individual dies while owning the Company’s common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

United States Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a Non-United States Holder.

If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common stock, you are encouraged to consult your tax advisor.

Dividends on Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from the Company with respect to its common stock, unless that income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of the Company’s common stock, unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-United States Holder and you sell your common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,187,500
DnB NOR Markets, Inc.	531,250
Nordea Bank Norge ASA	531,250

Total	4,250,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Nordea Bank Norge ASA is not a U.S.-registered broker-dealer. It will effect offers and sales of common shares solely outside of the United States, or to the extent that Nordea Bank Norge ASA intends to effect sales of our common shares in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Nordea Bank Norge ASA has agreed that in making any sales of our common shares, it will conform to the provisions of certain NASD conduct rules administered by the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., to the same extent as though it were a member of FINRA.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.57 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$19.00	$80,750,000	$92,862,500
Underwriting discount	$0.95	$4,037,500	$4,643,125
Proceeds, before expenses, to Knightsbridge Tankers Limited	$18.05	$76,712,500	$88,219,375

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 637,500 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors, and our General Manager and Drybulk Commercial Manager have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. In addition, Golden Ocean has agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (i) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Global Select Market Listing

The common shares are listed on the NASDAQ Global Select Market under the symbol “VLCCF.”

Price Stabilization, Short Positions

Until the distribution of the common shares is completed, Commission rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representative may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common shares on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, during a period before the commencement of offers or sales of common shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch may allocate a limited number of common shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet web site maintained by Merrill Lynch. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch web site is not part of this prospectus supplement.

Conflict of Interest

One of the underwriters is a lender under our amended $105.0 million term loan facility, of which $103.75 million is outstanding. As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to, among other things, repay borrowings under our amended Nordea credit facility and, therefore, the underwriters that are lenders under our amended Nordea credit facility will receive a portion of the net proceeds from this offering. Those underwriters who will receive at least 5% of the total net proceeds (not including underwriting compensation) from this offering are considered by FINRA to have a conflict of interest with us in regards to this offering. Consequently, Nordea Bank Norge ASA has a conflict of interest within the meaning of Conduct Rule 2720 of FINRA. Because this offering is being made in compliance with the requirements of Conduct Rule 2720 of FINRA, a qualified independent underwriter is not required.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Nordea Bank Norge ASA is the agent and lender under our amended credit facility, dated July 2, 2010, which we intend to refinance with (i) borrowings of $75.0 million under the new $175.0 million senior secured credit facility, for which we have obtained a commitment letter, and (ii) $28.75 million from the proceeds of this offering. In addition, we have entered into a new $58.24 million term loan facility with DnB NOR Bank.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area, or the EEA, which has implemented the Prospectus Directive, or each, a Relevant Member State, an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than Euro 43.0 million and (3) an annual net turnover of more than Euro 50.0 million as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of common shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of common shares contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order. We refer to all such persons together as relevant persons. This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by us.

Commission registration fee	$8,556
FINRA Fees	$12,500
Legal fees and expenses	$300,000
Accounting fees and expenses	$12,500
Printing and engraving costs	$150,000
Miscellaneous	$16,444

Total	$500,000

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Mello Jones & Martin, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Knightsbridge Tankers Limited appearing in Knightsbridge Tankers Limited’s Annual Report on Form 20-F for the year ended December 31, 2009 and the effectiveness of Knightsbridge Tankers Limited’s internal control over financial reporting as of December 31, 2009, have been audited by MSPC, Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The section in this prospectus supplement entitled “Prospectus Supplement Summary—Industry Developments” has been reviewed by Drewry Shipping Consultants, Ltd., or Drewry, which has confirmed to us that it accurately describes the international shipping market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus supplement, as indicated in the consent of Drewry filed as an exhibit to the Company’s Report on Form 6-K filed on September 27, 2010 and incorporated by reference into the registration statement of which this prospectus supplement is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.knightsbridgetankers.com. The information on our website does not constitute a part of this prospectus supplement.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Commission on March 17, 2010;

•	Our Current Report on Form 6-K, filed with the Commission on June 17, 2010, relating to the acquisition of the Golden Future;

•

Our Current Report on Form 6-K, filed with the Commission on May 19, 2010, containing our management’s discussion and analysis of financial condition and results of operations and interim unaudited consolidated financial statements for the first quarter of 2010;

•

Our Current Report on Form 6-K, filed with the Commission on August 13, 2010, containing our management’s discussion and analysis of financial condition and results of operations and interim unaudited consolidated financial statements for the second quarter of 2010;

•	Our Current Report on Form 6-K, filed with the Commission on August 20, 2010, relating to the change in our independent registered public accounting firm;

•

Our Current Report on Form 6-K, filed with the Commission on September 27, 2010, relating to the lack of historical operating data for vessels before their acquisition and the Company’s 2010 Equity Incentive Plan; and

•	Our Current Report on Form 6-K, filed with the Commission on September 27, 2010, containing the consent of Drewry relating to the registration statement of which this prospectus supplement is a part.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Knightsbridge Tankers Limited

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$120,000,000

KNIGHTSBRIDGE TANKERS LIMITED

Through this prospectus, we may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4) our warrants,

(5) our purchase contracts, and

(6) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $120.0 million. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are listed on the NASDAQ Global Select Market under the symbol “VLCCF.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2010

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities and related guarantees, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $120,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information.

i

If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Knightsbridge Tankers Limited and all of its subsidiaries. “Knightsbridge Tankers Limited” refers only to Knightsbridge Tankers Limited and not its subsidiaries.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a Bermuda exempted company with our principal executive offices located in Hamilton, Bermuda. We are engaged in the seaborne transportation of crude oil and drybulk cargoes. As of February 26, 2010, we own and operate, through our subsidiaries, a fleet of six vessels, consisting of four double-hull Very Large Crude Carrier oil tankers, or VLCCs, and two Capesize drybulk carriers, with a total carrying capacity of 1.53 million dwt. As of February 26, 2010, the vessels in our fleet have an average age of approximately nine years.

We operate a diversified fleet in order to capitalize on opportunities for upside potential in both the drybulk and tanker markets. As of February 26, 2010, our fleet is comprised of the following vessels:

Vessel Name	Vessel Type	Year Built	Deadweight	Employment	Expiration Date
			(in metric tons)
Tanker Vessels
Camden (1)	VLCC	1995	298,000	Spot	—
Mayfair	VLCC	1995	298,000	Time Charter	March 2010
Hampstead	VLCC	1996	298,000	Time Charter	May 2012
Kensington	VLCC	1995	298,000	Time Charter	May 2011
DryBulk Carriers
Battersea (2)	Capesize	2009	170,500	Time Charter	August 2014
Belgravia (3)	Capesize	2009	170,500	Time Charter	October 2014
Total			1,533,000

(1)	We have entered into a 30-month bareboat charter contract for the vessel which is scheduled to commence in March 2010.
(2)	The vessel was delivered to us in August 2009.
(3)	The vessel was delivered to us in October 2009.

Our Business Strategy

Our business strategy is to operate a diversified fleet of VLCCs and Capesize drybulk carriers with flexibility to adjust our exposure to the tanker and drybulk markets depending on existing factors such as charter rates, newbuilding costs, vessel resale and scrap values and vessel operating expenses resulting from, among other things, changes in the supply of and demand for tanker and drybulk capacity. We may adjust our exposure through time charters, bareboat charters, sale and leasebacks, straight sales and purchases of vessels, newbuilding contracts and acquisitions.

Our goal is to generate competitive returns for our shareholders with quarterly dividend payments. In February 2010, our board of directors determined to resume the payment of quarterly dividend distributions and declared a dividend of $0.30 per share with respect to the fourth quarter of 2009. We did not declare a dividend with respect to the first, second or third quarter of 2009 and we cannot guarantee that we will pay a dividend in any future quarters. The level of any future dividend will be guided by present earnings, market prospects, current capital expenditure programs as well as investment opportunities.

Corporate Structure

Knightsbridge Tankers Limited was incorporated in Bermuda on September 18, 1996. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Our telephone number at that address is +1 (441) 295-6935. Our website is www.knightsbridgetankers.com. The information on our website shall not be deemed a part of this prospectus.

Recent Developments

Since December 31, 2008, the following significant events occurred that affected our fleet and our business:

•

In August 2009, we took delivery of the Capesize drybulk carrier newbuilding, Battersea, following which it commenced its employment under a five-year time charter agreement at a net daily rate of $40,000.

•

The aggregate contractual purchase price for our two drybulk carrier newbuildings was $162.0 million. We financed a total of $33.6 million of installments through a short term bank facility, which was repaid upon delivery of the vessels. We refinanced the short term bank facility and funded the remaining installments with a new $60 million credit facility that we entered into on August 21, 2009.

•

At the Company’s annual general meeting of shareholders held on September 25, 2009, the Company’s shareholders voted to approve an increase in our authorized share capital to 35,000,000 common shares, par value $0.01 per share.

•

In October 2009, we took delivery of the Capesize drybulk carrier newbuilding, the Belgravia, following which it commenced its employment under a five-year time charter agreement at a net daily rate of $52,012.

•

On February 8 2010, our board of directors determined to resume the payment of quarterly dividend distributions and declared a cash dividend of $0.30 per common share with respect to the fourth quarter of 2009, payable on or around March 4, 2010, to shareholders of record as of February 19, 2010.

•

In January 2010, we entered into a 30-month bareboat charter contract for the VLCC, the Camden, which is scheduled to commence in March 2010 at a rate deemed by us to be equivalent to at least $32,000 per day on a time charter basis, which was calculated based on the actual bareboat charter rate and estimated daily operating costs.

For the fourth quarter of 2009, the Company reported operating revenues of $23.4 million, total operating expenses of $13.4 million, net operating income of $9.9 million, total other expenses of $1.0 million, net income of $9.0 million and earnings per share of $0.53. For the fourth quarter of 2009, the Company reported net cash provided by operating activities of $12.0 million, net cash used in investing activities of $16.6 million and net cash provided by financing activities of $11.0 million.

The Securities We May Offer

We may use this prospectus to offer up to $120.0 million of our:

•	common shares,

•	preferred shares,

•	debt securities, which may be guaranteed by one or more of our subsidiaries,

•	warrants,

•	purchase contracts, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the risks and discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2008 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

Risks Related to the Drybulk Shipping Industry

A continued downturn in the drybulk carrier charter market may have an adverse effect on our earnings and our ability to comply with our loan covenants.

The Baltic Exchange Capesize Index, or CS4TC, a daily equally weighted average of the four main Capesize routes declined from a high of approximately $222,800 per day in May 2008 to a low of approximately $2,400 per day in November 2008, which represents a decline of 99%. Since November 2008 it has risen to approximately $52,700 per day in October 2009, which emphasizes the volatility of this market. The general decline in the drybulk carrier charter market has resulted in lower charter rates for vessels exposed to the spot market and time charters linked to the CS4TC. Our ability to obtain renewal charters upon the expiration of our current charters or charters for new vessels that we may acquire in the future will be directly impacted by prevailing CS4TC charter rates.

Drybulk carrier values have also declined both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea, resulting in a decline in cargo shipments, and the excess supply of iron ore in China which resulted in falling iron ore prices and increased stockpiles in Chinese ports. There can be no assurance as to how long charter rates and vessel values will remain at their currently low levels or whether the recent improvement will continue. Charter rates may remain at low levels for some time which will adversely affect our revenue and profitability and could affect compliance with the covenants in our loan agreements.

In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount in our financial statements, resulting in a loss and a reduction in earnings.

An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability

The market supply of drybulk carriers has been increasing, and the number of drybulk carriers on order is near historic highs. These newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2008. As of September 30, 2009, Capesize newbuilding orders had been placed for an aggregate of more than 77% of the current global Capesize fleet, with deliveries expected during the next 36 months. According to market sources, approximately 60% is contracted at established yards, while the other 40% is contracted at yards that are less established and whose viability may be uncertain. Due to lack of financing many analysts expect significant cancellations and/ or slippage of newbuilding orders. While vessel supply will continue to be affected by the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or accidental losses, an over-supply of drybulk carrier capacity, particularly in conjunction with the currently low level of demand, could exacerbate the recent decrease in charter rates or prolong the period during which low charter rates prevail. If the current low charter rate environment persists, or a further reduction occurs, during a period when the current charters for our drybulk carriers expire or are terminated, we may only be able to recharter those vessels at reduced rates or we may not be able to charter our vessels at all.

Risks Related to Our Business

A drop in spot charter rates may provide an incentive for some charterers to default on their charters.

When we enter into a time charter, charter rates under that charter are fixed for the term of the charter. If the spot charter rates in the tanker or drybulk shipping industry, as applicable, become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels at lower charter rates, which would affect our ability to comply with our loan covenants and operate our vessels profitably. If we are not able to comply with our loan covenants and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell vessels in our fleet and our ability to continue to conduct our business would be impaired.

The operation of drybulk carriers and tankers each involve certain unique operational risks.

The operation of drybulk carriers has certain unique operational risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the drybulk carrier. Drybulk carriers damaged due to treatment during unloading procedures may be more susceptible to a breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of their holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the drybulk carrier’s bulkheads leading to the loss of the drybulk carrier.

The operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and a catastrophic spill could exceed the insurance coverage available. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.

If we are unable to adequately maintain or safeguard our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Purchasing and operating previously owned, or secondhand, vessels may result in increased drydocking costs and vessels off-hire, which could adversely affect our earnings.

Even following a physical inspection of secondhand vessels prior to purchase, we do not have the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with such vessels prior to purchase. Defects or problems discovered after purchase may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. We may not receive the benefit of warranties on secondhand vessels. Increased drydocking costs or vessels off-hire may adversely affect our earnings.

The volatility in both drybulk and tanker charter rates, and vessel values, may affect our ability to comply with various covenants in our loan agreements.

Our loan agreements for our borrowings, which are secured by liens on our vessels, contain various financial covenants. Among those covenants are requirements that relate to our financial position, operating performance and liquidity. For example, there are financial covenants that require us to maintain (i) a minimum value adjusted equity that is based, in part, upon the market value of the vessels securing the loans, (ii) minimum levels of free cash, and (iii) a positive working capital. The market value of drybulk and tanker vessels is sensitive, among other things, to changes in the drybulk and tanker charter markets, respectively, with vessel values deteriorating in times when drybulk and tanker charter rates, as applicable, are falling and improving when charter rates are anticipated to rise. Such conditions may result in our not being in compliance with these loan covenants. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, or would be willing to refinance our indebtedness, we may have to sell vessels in our fleet and/or seek to raise additional capital in the equity markets in order to comply with our loan covenants. Furthermore, if the value of our vessels deteriorates significantly, we may have to record an impairment adjustment in our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.

If we are not in compliance with our covenants and are not able to obtain covenant waivers or modifications, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could accelerate our indebtedness, which would impair our ability to continue to conduct our business. In such an event, our auditors may give either an unqualified opinion with an explanatory paragraph relating to the disclosure in the notes to our financial statements as to the substantial doubt of our ability to continue as a going concern, or a qualified, adverse or disclaimer of opinion, which could lead to additional defaults under our loan agreements. If our indebtedness is accelerated, we might not be able to refinance our debt or obtain additional financing and could lose our vessels if our lenders foreclose their liens. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan agreements.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources required to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at anticipated costs or at all may materially affect our results of operation and our ability to implement our business strategy.

United States tax authorities could treat the Company as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Prior to its 2004 taxable year, the Company was treated as a PFIC. As a result in a change in its operations, the Company should not be a PFIC with respect to any taxable year beginning with its 2004 taxable year. In the opinion of Seward & Kissel LLP, based upon the Company’s operations as described herein, its income from time charters should not be treated as passive income for purposes of determining whether it is a passive foreign investment company. Accordingly, the Company’s income from its time chartering activities should not constitute “passive income,” and the assets that the Company owns and operates in connection with the production of that income should not constitute passive assets.

There is substantial legal authority supporting this position consisting of case law and United States Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that the Company is a PFIC. Moreover, no assurance can be given that the Company would not constitute a PFIC for any future taxable year if the nature and extent of the Company’s operations changed.

If the IRS were to find that the Company is a PFIC for any taxable year, United States shareholders of the Company who held shares during such taxable year would face adverse United States federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Tax Considerations—United States Federal Income Taxation—United States Federal Income Taxation of United States Holders”), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the common shares. See “Tax Considerations—United States Federal Income Taxation—United States Federal Income Taxation of United States Holders” for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if the Company is treated as a PFIC.

The Company may have to pay tax on United States source income, which would reduce its earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as the Company and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.

Both before and after this offering, in the opinion of Seward & Kissel LLP, the Company and its subsidiaries should qualify for this statutory tax exemption. The Company will take this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond the Company’s control that could cause it to lose the benefit of this tax exemption after the offering and thereby become subject to United States federal income tax on its United States source income. For example, the Company would no longer qualify for exemption under Code section 883 for a particular taxable year if shareholders with a five percent or greater interest in the Company’s stock owned, in the aggregate, 50% or more of the outstanding shares of the Company’s common stock for more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances on the tax-exempt status of the Company or any of its subsidiaries.

If the Company or its subsidiaries were not entitled to exemption under Section 883 for any taxable year, they could be subject for those years to an effective 2% United States federal income tax on the shipping income these companies derive during the year which is attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on the Company’s business and would result in decreased earnings available for distribution to the Company’s shareholders.

Investors may experience significant dilution as a result of future offerings.

We may have to attempt to sell shares in the future in order to satisfy our capital needs; however there can be no assurance that we will be able to do so. If we are able to sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant and our existing shareholders may experience significant dilution if we sell these future shares to other than existing shareholders pro rata at prices significantly below the price at which such existing shareholders invested.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the drybulk carrier and tanker markets, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of drybulk carriers and tankers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the NASDAQ Global Market. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

(In thousands of U.S. dollars)

The following table sets forth our unaudited ratio of earnings to fixed charges for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and for the nine month period ended September 30, 2009 (1).

	Years ended December 31,					Nine-month period ended September 30,
	2004	2005	2006	2007	2008	2009
In thousands of U.S. dollars
Earnings
Net Income	85,839	43,967	45,717	84,836	48,054	12,694
Add: Fixed charges	7,987	5,376	6,951	7,475	4,800	1,520
Less: Interest Capitalized	—	—	—	(1,049)	(1,436)	(401)
Total Earnings	93,826	49,343	52,668	91,262	51,418	13,813
Fixed Charges
Interest Expensed	7,877	5,310	6,881	6,373	3,216	1,021
Interest Capitalized	—	—	—	1,049	1,436	401
Amortization of deferred charges	110	66	70	53	148	98
Total Fixed Charges	7,987	5,376	6,951	7,475	4,800	1,520
Ratio of Earnings to Fixed Charges	11.7	9.2	7.6	12.2	10.7	9.1

(1)	We have not issued any preferred shares as of the date of this prospectus.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities that we may offer by this prospectus for capital expenditures; working capital; to make vessel acquisitions if market conditions warrant; and for general corporate purposes.

CAPITALIZATION

Each prospectus supplement will include information on our consolidated capitalization.

ENFORCEABILITY OF CIVIL LIABILITIES

There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participates with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended Memorandum of Association and Bye-Laws.

Purpose

The Memorandum of Association of the Company is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6 and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Bermuda Companies Act of 1981, or the Companies Act. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2005 annual general meeting of shareholders of the Company, our shareholders voted to amend the Company’s Bye-Laws 83 and 85 by removing the restrictions that limited the Company’s business activities. The amended Bye-Laws of the Company, as adopted on June 27, 2005, have been filed as Exhibit 4.2 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the Commission on June 15, 2006, and are hereby incorporated by reference herein.

Bermuda law permits the Bye-Laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under Bye-Law 92, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the company and any members authorized under Bye-Law 92, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under Bye-Law 92, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preferred shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-Laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, pro rata, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.

Under our Bye-Laws, annual general meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year. Special general meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special general meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-Laws, five days’ notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law and our Bye-Law 47, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Bye-Laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our Bye-Laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our Bye-Laws provide that every director, officer and member of a committee constituted under Bye-Law 92, which we refer to collectively as an indemnitee, shall be indemnified out of our funds against all liabilities, loss, damage or expense (including, but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member, and that such indemnity shall extend to any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always, that the indemnity contained in Bye-Law 124 shall not extend to any matter which would render it void pursuant to the Companies Act. Each indemnitee shall be indemnified out of our funds against all liabilities incurred by such indemnitee in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted, or in connection with any application under the Companies Act in which relief from liability is granted to him by the court. In addition, to the extent that any indemnitee is entitled to claim an indemnitee pursuant to our Bye-Laws in respect of amounts paid or discharged by such indemnitee, the relative indemnity shall take effect as our obligation to reimburse the person making such payment or effecting such discharge.

Authorized Capitalization

Under our amended Memorandum of Association, our authorized share capital consists of 35,000,000 shares, par value $0.01 per share, of which 17,100,000 shares were issued and outstanding as of the date of this prospectus.

Share History

Knightsbridge Tankers Limited was formed on September 18, 1996 with an authorized share capital of 1,200,000 shares, par value $0.01 per share. In February 1997, upon the exercise by the underwriters of their overallotment option, we offered and sold to the public 16,100,000 common shares at the initial public offering price of $20 per share. Simultaneously with that offering, we sold 1,000,000 common shares in a private placement for the price of $20 per share. Immediately following the issuance of these shares, our total outstanding shares were 17,100,000.

At the Company’s annual general meeting of shareholders held on September 25, 2009, our shareholders voted to approve an increase in our authorized share capital from 20,000,000 shares, par value $0.01 per share, to 35,000,000 shares, par value $0.01 per share.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preference shares, holders of common shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preference shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preference shares, which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. Our Board of Directors will authorize the issuance of preferred shares only for a proper purpose and in our best interests. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval cause us to issue preferred shares, which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our common shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission.

Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2009 DTCC Board of Directors is composed of 18 directors serving one-year terms. Fourteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions. Two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA, and the remaining two are the chairman and chief executive officer and the president and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$8,556
FINRA Fees		$12,500
Legal fees and expenses	$	[	]*
Accounting fees and expenses	$	[	]*
Miscellaneous	$	[	]*

Total	$	[	]*

*	To be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this registration statement.

TAX CONSIDERATIONS

The following is a discussion of the material Bermuda, Liberian, and United States federal income tax considerations relevant to an investment decision by a United States Holder and a Non-United States Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company’s common stock, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Any material tax considerations relevant to an investment decision by a United States Holder or Non-United States Holder, each as defined below, with respect to securities registered under this registration statement other than the common stock, will be described in a prospectus supplement issued in connection with the offering of such securities.

Bermuda Taxation

Bermuda currently imposes no tax (including a tax in the nature of an income, estate duty, inheritance, capital transfer or withholding tax) on profits, income, capital gains or appreciations derived by, or dividends or other distributions paid to U.S. Shareholders of Ordinary Shares. Bermuda has undertaken not to impose any such Bermuda taxes on U.S. Shareholders of Ordinary Shares prior to the year 2016 except in so far as such tax applies to persons ordinarily resident in Bermuda. The Company is not eligible for the benefits of any tax treaty between the United States and Bermuda.

Liberian Taxation

The Republic of Liberia enacted a new income tax act effective as of January 1, 2001, or the New Act. In contrast to the income tax law previously in effect since 1977, or the Prior Law, which the New Act repealed in its entirety, the New Act does not distinguish between the taxation of a non-resident Liberian corporation, such as the Company’s Liberian subsidiaries, which conduct no business in Liberia and were wholly exempted from tax under the Prior Law, and the taxation of ordinary resident Liberian corporations.

In 2004, the Liberian Ministry of Finance issued regulations pursuant to which a non-resident domestic corporation engaged in international shipping, such as the Company’s Liberian subsidiaries, will not be subject to tax under the New Act retroactive to January 1, 2001, or the New Regulations. In addition, the Liberian Ministry of Justice issued an opinion that the New Regulations were a valid exercise of the regulatory authority of the Ministry of Finance. Therefore, assuming that the New Regulations are valid, the Company’s Liberian subsidiaries will be wholly exempt from Liberian income tax as under the Prior Law.

If the Company’s Liberian subsidiaries were subject to Liberian income tax under the New Act, the Company’s Liberian subsidiaries would be subject to tax at a rate of 35% on their worldwide income. As a result, their, and subsequently the Company’s, net income and cash flow would be materially reduced by the amount of the applicable tax. In addition, the Company, as shareholder of the Liberian subsidiaries, would be subject to Liberian withholding tax on dividends paid by the Liberian subsidiaries at rates ranging from 15% to 20%.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Seward & Kissel LLP, the Company’s United States counsel, the following are the material United States federal income tax consequences to the Company of its activities and to United States Holders and Non-United States Holders, each as defined below, of the common stock. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of the Company’s business as described in its annual report and assumes that the Company conducts its business as described therein. References in the following discussion to the “Company” are to Knightsbridge Tankers Limited and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of the Company

Taxation of Operating Income: In General

The Company currently earns, and anticipates that it will continue to earn, substantially all its income from the hiring or leasing of vessels for use on a time charter basis or from the performance of services directly related to those uses, all of which we refer to as “shipping income.”

Unless exempt from United States federal income taxation under the rules of Section 883 of the Code, or Section 883, as discussed below, a foreign corporation such as the Company will be subject to United States federal income taxation on its “shipping income” that is treated as derived from sources within the United States, to which we refer as “United States source shipping income.” For tax purposes, “United States source shipping income” includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

Shipping income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, the Company is not permitted by United States law to engage in the transportation of cargoes that produces 100% United States source income.

Unless exempt from tax under Section 883, the Company’s gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 and the regulations thereunder, a foreign corporation will be exempt from United States federal income taxation on its United States source shipping income if:

(1)	it is organized in a qualified foreign country, which is one that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer as the “Country of Organization Test”; and

(2)	one of the following tests is met:

(A)	more than 50% of the value of its shares is beneficially owned, directly or indirectly, by qualified shareholders, which as defined includes individuals who are “residents” of a qualified foreign country, to which we refer as the “50% Ownership Test;” or

(B)	its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States, to which we refer as the “Publicly-Traded Test”.

The U.S. Treasury Department has recognized each of Bermuda, the country of incorporation of the Company, and Liberia, the country of incorporation of the Company’s vessel-owning subsidiaries, as a qualified foreign country that grants the requisite “equivalent exemption” from tax in respect of each category of shipping income the Company earns and currently expects to earn in the future. Therefore, the Company will be exempt from United States federal income taxation with respect to its United States source shipping income if it satisfies either the 50% Ownership Test or the Publicly-Traded Test.

Both before and after this offering, the Company should satisfy the Publicly-Traded Test, as discussed below. The Company does not currently anticipate a circumstance under which it would be able to satisfy the 50% Ownership Test before or after this offering.

Publicly-Traded Test

The regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Company’s common stock, which is its sole class of issued and outstanding shares, is, and will continue to be after this offering, “primarily traded” on the NASDAQ Global Select Market.

Under the regulations, the Company’s common stock will be considered to be “regularly traded” on an established securities market if one or more classes of its shares representing more than 50% of its outstanding shares, by both total combined voting power of all classes of shares entitled to vote and total value, are listed on such market, to which we refer as the “listing threshold.” Since all the Company’s common stock is listed on the NASDAQ Global Select Market, the Company should satisfy the listing threshold.

It is further required that with respect to each class of shares relied upon to meet the listing threshold, (i) such class of shares is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year; and (ii) the aggregate number of shares of such class of shares traded on such market during the taxable year is at least 10% of the average number of shares of such class of shares outstanding during such year or as appropriately adjusted in the case of a short taxable year. The Company has satisfied and anticipates that it will continue to satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with the Company’s common stock, such class of shares is traded on an established market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding shares, to which we refer as the “5 Percent Override Rule.”

For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of the Company’s common stock, or “5% Shareholders,” the regulations permit the Company to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission, as owning 5% or more of the Company’s common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if the Company can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of the Company’s common stock for more than half the number of days during the taxable year.

Based upon filings made with the Commission, the Company is not currently subject to the 5 Percent Override Rule. Therefore, in the opinion of Seward & Kissel LLP, the Company should qualify for the Publicly-Traded Test and therefore be exempt from United States federal income tax on its United States source shipping income. However, there can be no assurance that the Company will continue to satisfy the Publicly-Traded Test. For example, the Company’s shareholders could change in the future, and thus the Company could become subject to the 5 Percent Override Rule.

Taxation In Absence of Section 883 Exemption

If the benefits of Section 883 are unavailable, the Company’s United States source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, to the extent that such income is not considered to be “effectively connected” with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of the Company’s shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on the Company’s shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the Company’s United States source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States source shipping income, net of applicable deductions, would be subject to United States federal income tax, currently imposed at rates of up to 35%. In addition, the Company may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of the Company’s United States trade or business.

The Company’s United States source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	the Company has, or is considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

•

substantially all of the Company’s United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

The Company does not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company’s shipping operations and other activities, it is anticipated that none of the Company’s United States source shipping income will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

If the Company qualifies for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of its vessels, then gain from the sale of any such vessel should likewise be exempt from tax under Section 883. If, however, the Company’s shipping income from such vessels does not for whatever reason qualify for exemption under Section 883, then any gain on the sale of a vessel will be subject to United States federal income tax if such sale occurs in the United States. To the extent possible, the Company intends to structure the sales of its vessels so that the gain therefrom is not subject to United States federal income tax. However, there is no assurance the Company will be able to do so.

United States Federal Income Taxation of United States Holders

As used herein, the term “United States Holder” means a beneficial owner of common stock that is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by the Company with respect to its common stock to a United States Holder will generally constitute dividends to the extent of the Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from the Company. Dividends paid with respect to the Company’s common stock will generally be treated as “passive category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on the Company’s common stock to a United States Holder who is an individual, trust or estate (a “United States Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such United States Non-Corporate Holder at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Select Market on which the Company’s common stock is traded); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, the Company has not been beginning with its 2004 taxable year, is not and does not anticipate being in the future); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There is no assurance that any dividends paid on the Company’s common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although, as described above, they should be so eligible. Legislation has been previously introduced in the United States Congress which, if enacted in its present form, would preclude the Company’s dividends from qualifying for such preferential rates prospectively from the date of enactment. Any dividends out of earnings and profits the Company pays which are not eligible for these preferential rates will be taxed as ordinary income to a United States Non-Corporate Holder.

Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share—paid by the Company. If the Company pays an “extraordinary dividend” on its common stock that is treated as “qualified dividend income,” then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

Assuming the Company does not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Company’s common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are currently eligible for reduced rates of taxation. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a United States Holder that holds shares in a foreign corporation classified as a “passive foreign investment company” for United States federal income tax purposes. In general, the Company will be treated as a passive foreign investment company with respect to a United States Holder if, for any taxable year in which such holder holds the Company’s common stock, either:

•

at least 75% of the Company’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the Company’s assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether the Company is a passive foreign investment company, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which the Company owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless the Company was treated under specific rules as deriving its rental income in the active conduct of a trade or business.

In the opinion of Seward & Kissel LLP, based upon the Company’s operations as described herein, its income from time charters should not be treated as passive income for purposes of determining whether it is a passive foreign investment company. Although there is no legal authority directly on point, this opinion is based principally on the position that the gross income the Company derives from its time chartering activities should constitute services income, rather than rental income. Accordingly, such income should not constitute passive income, and the assets that the Company owns and operates in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether the Company is a passive foreign investment company. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with this position. Therefore, based on the Company’s current operations and future projections, the Company should not be treated as a passive foreign investment company with respect to any taxable year after the offering. However, although the Company intends to conduct its affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, the Company cannot assure you that the nature of its operations will not change in the future.

It should be noted that prior to its 2004 taxable year, the Company was treated as a PFIC. As a result in a change in its operations, the Company should not be a PFIC with respect to any taxable year beginning with its 2004 taxable year.

As discussed more fully below, if the Company were to be treated as a passive foreign investment company for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat the Company as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to the Company’s common stock, as discussed below.

Taxation of United States Holders Making a Timely QEF Election

If a United States Holder makes a timely QEF election, which United States Holder we refer to as an “Electing Holder,” the Electing Holder must report for United States federal income tax purposes its pro rata share of the Company’s ordinary earnings and net capital gain, if any, for each taxable year of the Company for which it is a passive foreign investment company that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Company by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as “qualified dividend income.” Net capital gain inclusions of United States Non-Corporate Holders would be eligible for preferential capital gains tax rates. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that the Company incurs with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the Company’s common stock. A United States Holder would make a timely QEF election for shares of the Company by filing one copy of IRS Form 8621 with his United States federal income tax return for the first year in which he held such shares when the Company was a passive foreign investment company. If the Company were to be treated as a passive foreign investment company for any taxable year, the Company would provide each United States Holder with all necessary information in order to make the QEF election described above.

Taxation of United States Holders Making a “Mark-to-Market” Election

Alternatively, if the Company were to be treated as a passive foreign investment company for any taxable year and, as is currently the case, its shares are treated as “marketable stock,” a United States Holder would be allowed to make a “mark-to-market” election with respect to the Company’s common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Company’s common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if the Company were to be treated as a passive foreign investment company for any taxable year, a United States Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of the Company’s common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•

the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which the Company was a passive foreign investment company, would be taxed as ordinary income and would not be “qualified dividend income”; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These special rules would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of the Company’s common stock. If the Company is a passive foreign investment company and a Non-Electing Holder who is an individual dies while owning the Company’s common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

United States Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a “Non-United States Holder.”

If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common stock, you are encouraged to consult your tax advisor.

Dividends on Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from the Company with respect to its common stock, unless that income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of the Company’s common stock, unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-United States Holder and you sell your common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Mello Jones & Martin, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.

EXPERTS

The consolidated financial statements of Knightsbridge Tankers Limited appearing in Knightsbridge Tankers Limited’s Annual Report on Form 20-F for the year ended December 31, 2008 and the effectiveness of Knightsbridge Tankers Limited’s internal control over financial reporting as of December 31, 2008, have been audited by MSPC, Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.knightsbridgetankers.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•

Our Current Report on Form 6-K, furnished to the Commission on February 11, 2010, which contains the press release announcing our financial results for the three and 12 months ended December 31, 2009, and enclosing our unaudited interim consolidated financial statements.

•

Our Current Report on Form 6-K, furnished to the Commission on November 20, 2009, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim consolidated financial statements and related information and data of the Company for the three and nine months ended September 30, 2009.

•	Our Current Report on Form 6-K, furnished to the Commission on August 14, 2009, which contains the press release announcing our financial results for the three and six months ended June 30, 2009.

•

Our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on June 30, 2009, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

The description of our securities contained in our Registration Statement on Form F-1 filed with the Commission on December 13, 1996 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Knightsbridge Tankers Limited

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

4,250,000 Shares

Knightsbridge Tankers Limited

Common Shares

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

DnB NOR Markets

Nordea Markets

September 29, 2010